EXHIBIT 4.2

THE 11.25% SENIOR SECURED PIK NOTES DUE 2024 (THE “NOTES”) HAVE NOT BEEN REGISTERED PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED PURSUANT TO ANY APPLICABLE STATE SECURITIES LAW. BY ITS ACQUISITION OF A NOTE, EACH HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), OR (B) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER REGULATION D OF THE SECURITIES ACT, OR (C) IT IS NOT A U.S. PERSON AND IS ACQUIRING THE NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THE NOTE EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) INSIDE THE UNITED STATES TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER REGULATION D OF THE SECURITIES ACT THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE ISSUER A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THE NOTE (THE FORM OF WHICH CAN BE OBTAINED FROM THE ISSUER) AND AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR RULE 904 UNDER THE SECURITIES ACT, (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM A NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

$115,000,000

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

Dated as of May 30, 2017,

by and among

AP GAMING HOLDCO, INC.,

as Issuer,

AP GAMING HOLDINGS, LLC,

as Subsidiary Guarantor,

DEUTSCHE BANK AG, LONDON BRANCH,

as Holder,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Collateral Agent

i

Exhibits and Schedules (as attached to the Existing Note Purchase Agreement)

Exhibit A	Form of Transfer Agreement
Exhibit B	Form of Secured Senior Secured PIK Note
Exhibit C	Form of Global Intercompany Note

Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 6.01(a)	Obligor Indebtedness
Schedule 6.01(b)	Opco Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.06(f)	Restricted Payments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Addresses

v

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT, dated as of May 30, 2017 (this “Agreement”), by and among AP GAMING HOLDCO, INC., a Delaware corporation, as issuer (together with its successors and permitted assigns, the “Issuer”), AP GAMING HOLDINGS, LLC, a Delaware limited liability company, as guarantor (together with its successors and permitted assigns, the “Subsidiary Guarantor”), DEUTSCHE BANK AG, LONDON BRANCH, as holder (the “Holder”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”) for the benefit of the Holders party hereto from time to time.

WHEREAS, as of the Closing Date, AP Gaming I, LLC, a Delaware limited liability company and an indirect subsidiary of the Issuer (the “Acquiror”), directly or indirectly, acquired all of the outstanding Equity Interests of Cadillac Jack, Inc., a Georgia corporation (the “Target”), pursuant to a stock purchase agreement, dated as of March 30, 2015 (the “2015 Acquisition Agreement”), entered into by and among AGS, LLC, a Delaware limited liability company, Amaya Inc., a corporation organized under the laws of Quebec (“Seller”), and the Target (such transaction, the “Acquisition”);

WHEREAS, the Target, upon the consummation of the Acquisition, became a wholly-owned subsidiary of the Acquiror;

WHEREAS, in connection with the consummation of the Acquisition, and pursuant to the Note Purchase Agreement, dated as of May 29, 2015, by and among the Issuer, the Subsidiary Guarantor, the Holder and the Collateral Agent (the “Existing Note Purchase Agreement”), the Issuer issued and sold to the Holder, and the Holder purchased from the Issuer, 11.25% Senior Secured PIK Notes due 2021 in the aggregate principal amount of $115,000,000;

WHEREAS, pursuant to the Amendment Agreement (as defined below), the Issuer and the Holder have agreed to amend and restate the Existing Note Purchase Agreement in the form of this Agreement; and

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2013 Purchase Agreement” shall have the meaning assigned to the term “Purchase Agreement” in the Existing Credit Agreement (as in effect on the Closing Date).

“2013 Transactions” shall have the meaning assigned to the term “Transactions” in the Existing Credit Agreement (as in effect on the Closing Date).

“2013 Transaction Expenses” shall have the meaning assigned to the term “Transaction Expenses” in the Existing Credit Agreement (as in effect on the Closing Date).

“2013 Transaction Documents” shall have the meaning assigned to the term “Transaction Documents” in the Existing Credit Agreement (as in effect on the Closing Date).

“2015 Acquisition Agreement” shall have the meaning assigned to such term in the recitals hereto.

“2015 Information Memorandum” shall mean the Confidential Offering Memorandum dated May 26, 2015, as modified or supplemented in writing to the Purchaser prior to the Closing Date.

“2015 Transactions” shall have the meaning assigned to the term “2015 Transactions” in the Existing Note Purchase Agreement.

“2015 Transaction Documents” shall have the meaning assigned to the term “2015 Transaction Documents” in the Existing Note Purchase Agreement.

“2015 Transaction Expenses” shall have the meaning assigned to the term “2015 Transaction Expenses” in the Existing Note Purchase Agreement.

“2017 Transactions” shall mean, collectively, the transactions to occur in connection with the Refinancing.

“2017 Transaction Documents” shall mean the amendment to the Existing Credit Agreement (or a replacement thereof in connection with the Refinancing) and the loan documents related thereto, and the Note Documents.

“2017 Transaction Expenses” shall mean any fees or expenses incurred or paid by the Issuer or any of its Subsidiaries in connection with the 2017 Transactions, the 2017 Transaction Documents and the transactions contemplated hereby and thereby.

“Acquiror” shall have the meaning assigned to such term in the recitals hereto.

“Acquisition” shall have the meaning assigned to such term in the recitals hereto.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Amendment Agreement” shall mean the Amendment Agreement, dated as of the date hereof, by and among the Issuer, the Subsidiary Guarantor, the Holder and the Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Premium” shall mean, with respect to any Note on any applicable redemption date (as determined by the Issuer in good faith), the excess of:

(a) the present value at such redemption date of (i) 100% of the accreted principal amount of the Note outstanding on such date plus (ii) all required interest payments due on the Note after such redemption date through the first anniversary of the Closing Date assuming such interest payments were made in cash (excluding accrued but unpaid interest as of the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then accreted principal amount of the Note on such date.

“Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Holder, (b) an Affiliate of a Holder or (c) an entity or an Affiliate of an entity that administers or manages a Holder. Notwithstanding the foregoing or anything to the contrary herein, no Holder shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement (A) to any Ineligible Institution, (B) to a natural person or (C) in a manner that would violate United States Federal or state securities laws.

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any Disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of, any asset or assets of the Issuer or any Subsidiary.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or in London are authorized or required by law to remain closed.

“Capitalized Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a person during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in accordance with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such person and its subsidiaries.

“Cash Interest” shall have the meaning assigned to such term in Section 2.05(a).

“Cash Management Agreement” shall mean any agreement to provide to the Issuer or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“CFC” shall mean a “controlled foreign corporation” within the meaning of section 957(a) of the Code.

A “Change in Control” shall be deemed to occur if:

(a) (i) at any time prior to a Qualified IPO, (x) the Permitted Holders shall at any time cease to have, directly or indirectly, the power to vote or direct the voting of at least 35% of the Voting Stock of the Issuer or (y) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person, entity or “group” and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of a percentage of the voting power of the outstanding Voting Stock of the Issuer that is greater than the percentage of such voting power of such Voting Stock in the aggregate, directly or indirectly, beneficially owned by the Permitted Holders or (ii) at any time on and after a Qualified IPO, any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person, entity or “group” and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders (or any holding company parent of the Issuer owned directly or indirectly by the Permitted Holders), shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of voting power of the outstanding Voting Stock of the Issuer having more than the greater of (A) 35% of the ordinary voting power for the election of directors of the Issuer and (B) the percentage of the ordinary voting power for the election of directors of the Issuer owned in the aggregate, directly or indirectly, beneficially, by the Permitted Holders, unless in the case of either clause (i) or (ii) of this clause (a), the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the members of the Board of Directors of the Issuer; or

(b) at any time on or after a Qualified IPO, during any period of twelve (12) consecutive months, a majority of the seats (other than vacant seats) on the Board of Directors of the Issuer shall be occupied by individuals who were neither (1) nominated by the Board of Directors of the Issuer or a Permitted Holder, (2) appointed by directors so nominated nor (3) appointed by a Permitted Holder; or

(c) (i) the Issuer shall fail to beneficially own, directly or indirectly, 100% of the issued and outstanding Equity Interests of AP Gaming, Inc. (or its successors and assigns); (ii) AP Gaming, Inc. shall fail to beneficially own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Subsidiary Guarantor; and (iii) the Subsidiary Guarantor shall fail to beneficially own, directly or indirectly, 100% of the issued and outstanding Equity Interests of Opco.

“Closing Date” shall mean May 29, 2015.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Co-Investors” shall mean each of (a) the Fund and the Fund Affiliates (excluding any of their portfolio companies) and (b) the Management Group.

“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capitalized Lease Obligations, Indebtedness for borrowed money and Disqualified Stock of the Issuer and the Subsidiaries determined on a consolidated basis on such date in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(i) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto), including any severance, relocation or other restructuring expenses, any expenses related to any New Project or any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to facilities closing costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, facilities opening costs, signing, retention or completion bonuses, and expenses or charges related to any offering of Equity Interests or debt securities of Opco, the Issuer or any Parent Entity, any Investment, acquisition, Disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), any fees, expenses, charges or change in control payments related to the 2013 Transactions (including any costs relating to auditing prior periods, any transition-related expenses, and 2013 Transaction Expenses incurred before, on or after December 20, 2013), any fees, expenses, charges or change in control payments related to the 2015 Transactions (including any costs relating to auditing prior periods, any transition-related expenses, and 2015 Transaction Expenses incurred before, on or after the Closing Date), and any fees, expenses, charges or change in control payments related to the 2017 Transactions (including any costs relating to auditing prior periods, any transition-related expenses, and 2017 Transaction Expenses incurred before, on or after the Effective Date), in each case, shall be excluded,

(ii) any net after-tax income or loss from Disposed of, abandoned, closed or discontinued operations or fixed assets and any net after-tax gain or loss on the Dispositions of Disposed of, abandoned, closed or discontinued operations or fixed assets shall be excluded,

(iii) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business Dispositions or asset Dispositions other than in the ordinary course of business (as determined in good faith by the management of the Issuer) shall be excluded,

(iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Agreements or other derivative instruments shall be excluded,

(v) (A) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof (other than an Unrestricted Subsidiary of such referent person) in respect of such period and (B) the Net Income for such period shall include any dividend, distribution or other payment in cash (or to the extent converted into cash) received by the referent person or a subsidiary thereof (other than an Unrestricted Subsidiary of such referent person) from any person in excess of, but without duplication of, the amounts included in subclause (A),

(vi) the cumulative effect of a change in accounting principles during such period shall be excluded,

(vii) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(viii) any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles and other fair value adjustments arising pursuant to GAAP, shall be excluded,

(ix) any non-cash compensation charge or expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded,

(x) accruals and reserves that are established or adjusted within twelve months after the Closing Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded,

(xi) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretation shall be excluded,

(xii) [Reserved],

(xiii) any non-cash charges for deferred tax asset valuation allowances shall be excluded,

(xiv) any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from Hedging Agreements for currency exchange risk, shall be excluded,

(xv) any deductions attributable to minority interests shall be excluded,

(xvi) (A) the non-cash portion of “straight-line” rent expense shall be excluded and (B) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included,

(xvii) (A) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (x) not denied by the applicable carrier in writing within 180 days and (y) in fact reimbursed within 365 days following the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; and (B) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period), and

(xviii) without duplication, an amount equal to the amount of distributions actually made to any parent or equity holder of such person in respect of such period in accordance with Section 6.06(b)(v) shall be included as though such amounts had been paid as income taxes directly by such person for such period.

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Issuer and the consolidated Subsidiaries without giving effect to any amortization of the amount of intangible assets since December 31, 2013, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Issuer as of the last day of the fiscal quarter most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b), as applicable, calculated on a Pro Forma Basis after giving effect to any acquisition or Disposition of a person or assets that may have occurred on or after the last day of such fiscal quarter, provided that if any date of determination occurs prior to the first delivery (or required delivery) pursuant to Section 5.04(a) or 5.04(b) hereunder, Consolidated Total Assets shall be determined utilizing the consolidated balance sheet of the Issuer as of the last day of the fiscal quarter most recently ended for which financial statements of the Issuer have been (or were required to be) filed with the SEC. For purposes of testing whether any Lien, Investment, Immaterial Subsidiary, Disposition, Indebtedness or other item that is incurred (or made) based on a basket or threshold related to Consolidated Total Assets, such item shall be permitted if such basket or threshold was available on the date of such incurrence (or making) even if Consolidated Total Assets subsequently decreases.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Cumulative Credit” shall mean, at any date, an amount equal to the amount calculated pursuant to the defined term “Cumulative Credit” under the Existing Credit Agreement on such date; provided, however, that (i) the “Cumulative Credit” hereunder shall be deemed reduced by the amount of any reliance thereon hereunder even if such reliance does not reduce the “Cumulative Credit” amount calculated pursuant to such defined term in the Existing Credit Agreement (for example, if the Issuer, but not Opco, makes use thereof) and (ii) the “Cumulative Credit” hereunder shall not be reduced to the extent the “Cumulative Credit” amount calculated pursuant to such defined term in the Existing Credit Agreement is utilized under the Existing Credit Agreement but without reliance thereon hereunder (for example, if the Opco, but not the Issuer, makes use thereof).

“Customer Development Agreement” shall mean any loan agreement or other financing instrument entered into in the ordinary course of business pursuant to which the Issuer or one of its Subsidiaries extends credit from time to time or makes payments to a customer party on one or more equipment and/or supplies lease or sale agreements with the Issuer or its Subsidiaries to finance such customer’s operation of the leased or purchased equipment and/or supplies (including rental or purchase payments owed to the Issuer or any of its Subsidiaries) and/or the development or acquisition of video gaming routes.

“Customer Note” shall mean any promissory note issued pursuant to a Customer Development Agreement by the customer borrower thereunder and made payable to the Issuer or a Subsidiary to evidence all obligations owed by such customer under such Customer Development Agreement.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Issuer, setting forth such valuation, less the amount of cash or cash equivalents received in connection with a subsequent disposition of such Designated Non-Cash Consideration, and available pursuant to Section 9.21.

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Dispose” or “Disposed of” shall mean to convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose of any property, business or asset. The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualification” shall mean, with respect to any Holder:

(a) the failure of that person timely to file pursuant to applicable Gaming Laws:

(i) any application required of that person by any Gaming Authority in connection with any licensing required of that person as a Holder of the Notes; or

(ii) any required application or other papers in connection with determination of the suitability of that person as a Holder of the Notes;

(b) the withdrawal by that person (except where requested or permitted by the Gaming Authority) of any such required application or other required papers;

(c) any finding by a Gaming Authority that there is reasonable cause to believe that such person may be found unqualified or unsuitable; or

(d) any final determination by a Gaming Authority pursuant to applicable Gaming Laws:

(i) that such person is “unsuitable” as a Holder of the Notes;

(ii) that such person shall be “disqualified” as a Holder of the Notes; or

(iii) denying the issuance to that person of any license or other approval required under applicable Gaming Laws to be held by all Holders of Notes of the Issuer; and the word “Disqualified” as used herein shall have a meaning correlative thereto.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Notes and all other Obligations that are accrued and payable hereunder), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the Maturity Date (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Issuer or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined in good faith by the Issuer at such time on the basis of the Spot Rate (determined in respect of the applicable date of determination) for the purchase of Dollars with such currency.

“Dollars” or “$” shall mean lawful money of the United States of America.

“EBITDA” shall mean, with respect to the Issuer and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Issuer and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xiv) of this clause (a) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits or capital of the Issuer and the Subsidiaries for such period, including, without limitation, state, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examinations),

(ii) Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of the Issuer and the Subsidiaries for such period,

(iii) depreciation and amortization expenses of the Issuer and the Subsidiaries for such period including the amortization of intangible assets, deferred financing fees, customer placement fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits,

(iv) business optimization expenses and other restructuring charges or reserves (which, for the avoidance of doubt, shall include the effect of inventory optimization programs, facility closure, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); provided, that with respect to each business optimization expense or other restructuring charge, a Responsible Officer of the Issuer shall have executed an officer’s certificate specifying and quantifying such expense or charge, which shall be available pursuant to Section 9.21,

(v) any other non-cash charges; provided, that for purposes of this subclause (v) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period),

(vi) the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to the Fund or any Fund Affiliate (or any accruals related to such fees and related expenses) during such period not in contravention of this Agreement,

(vii) any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any issuance of Equity Interests, Investment, acquisition, New Project, Disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (x) such fees, expenses or charges related to this Agreement, (y) any amendment or other modification of the Obligations or other Indebtedness and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Receivables Financing,

(viii) the amount of loss on sale of receivables and related assets to a Special Purpose Receivables Subsidiary in connection with a Permitted Receivables Financing,

(ix) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Issuer or a Subsidiary (other than contributions received from the Issuer or another Subsidiary) or net cash proceeds of an issuance of Equity Interests of the Issuer (other than Disqualified Stock),

(x) non-operating expenses,

(xi) the amount of any loss attributable to a New Project, until the date that is 12 months after the date of completing the construction, acquisition, assembling or creation of such New Project, as the case may be; provided, that (A) such losses are reasonably identifiable and factually supportable and certified by a Responsible Officer of the Issuer and (B) losses attributable to such New Project after 12 months from the date of completing such construction, acquisition, assembling or creation, as the case may be, shall not be included in this clause (xi),

(xii) with respect to any joint venture that is not a Subsidiary and solely to the extent relating to any net income referred to in clause (v) of the definition of “Consolidated Net Income”, an amount equal to the proportion of those items described in clauses (i) and (ii) above relating to such joint venture corresponding to the Issuer’s and the Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Subsidiary), and

(xiii) one-time costs associated with commencing Public Company Compliance;

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Issuer and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period).

“Effective Date” shall have the meaning assigned to such term in the Amendment Agreement.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to occupational health and safety matters (to the extent relating to the Environment or Hazardous Materials).

“Environmental Permits” shall have the meaning assigned to such term in Section 3.16.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Issuer or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (e) the incurrence by the Issuer, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by the Issuer, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by the Issuer, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Issuer, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Issuer, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (j) the withdrawal of any of the Issuer, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” shall mean the amount received in cash (and the fair market value (as determined by the Issuer in good faith) of property other than cash) by the Issuer after the Closing Date from:

(a) contributions to its common Equity Interests, and

(b) the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Equity Interests (other than Disqualified Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an officer’s certificate, which shall be available pursuant to Section 9.21, from a Responsible Officer of the Issuer on or promptly after the date on which such capital contributions are made or the date on which such Equity Interests is sold, as the case may be.

“Existing Credit Agreement” shall mean the First Lien Credit Agreement, dated as of December 20, 2013, among AP Gaming Holdings, LLC, Opco, the lenders party thereto and Citicorp North America, Inc., as administrative agent and collateral agent, as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time.

“Existing Note Purchase Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person, or a duly authorized employee of such person who is a Financial Officer of a subsidiary of such person.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Fund” shall mean, collectively, investment funds managed by Affiliates of Apollo Global Management, LLC.

“Fund Affiliate” shall mean (i) each Affiliate of the Fund that is neither a “portfolio company” (which means a company actively engaged in providing goods or services to unaffiliated customers), whether or not controlled, nor a company controlled by a “portfolio company” and (ii) any individual who is a partner or employee of Apollo Management, L.P., Apollo Management VIII, L.P. or Apollo Commodities Management, L.P.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02; provided, that any reference to the application of GAAP in Sections 3.13(b), 3.20, 5.03, 5.07 and 6.02(e) to a Foreign Subsidiary (and not as a consolidated subsidiary of the Issuer) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Gaming Authority” shall mean any commission, panel, board or similar body or organization of any Governmental Authority or of any Indian Tribe, in each case, with authority to regulate gaming or other games of chance or the manufacture, sale, lease, distribution or operation of gaming devices or equipment, the design, operation or distribution of internet gaming services or products, online gaming products and services, the ownership or operation of current or contemplated casinos or any other gaming activities and operations in a jurisdiction.

“Gaming Laws” shall mean all laws, rules, regulations, judgments, injunctions, orders, decrees or other restrictions of any Gaming Authority, applicable to the business or activities of the Issuer or any of its Subsidiaries, including to the extent applicable, the gaming industry or Indian Tribes or the manufacture, sale, lease, distribution or operation of gaming devices or equipment, the design, operation or distribution of internet gaming services or products, online gaming products and services, the ownership or operation of current or contemplated casinos or any other gaming activities and operations.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Issuer or any of the Subsidiaries shall be a Hedging Agreement.

“Holder” shall mean the Purchaser as of the Closing Date (for so long as such person holds any Notes), as well as any person that is a “Holder” of the Notes pursuant to Sections 2.04 and 9.04.

“Immaterial Subsidiary” shall mean any Opco Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Issuer most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b), have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Issuer and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of such date, did not have assets with a value in excess of 10% of Consolidated Total Assets or revenues representing in excess of 10% of total revenues of the Issuer and the Subsidiaries on a consolidated basis as of such date; provided, that the Issuer may elect in its sole discretion to exclude as an Immaterial Subsidiary any Opco Subsidiary that would otherwise meet the definition thereof.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Issuer, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Indebtedness” of any person shall mean, if and to the extent (other than with respect to clause (i)) the same would constitute indebtedness or a liability in accordance with GAAP, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Capitalized Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Hedging Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade and other ordinary-course payables, accrued expenses, and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP and any earn-outs or other purchase price adjustments payable pursuant to the terms of the 2013 Purchase Agreement, (E) obligations in respect of Third Party Funds or (F) in the case of the Issuer and its Subsidiaries, (I) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (II) intercompany liabilities in connection with the cash management, tax and accounting operations of the Issuer and the Subsidiaries. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness limits the liability of such person in respect thereof. To the extent not otherwise included, Indebtedness shall include the amount of any Receivables Net Investment.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Indian Tribe” shall mean any United States Native American Indian tribe, band, nation or other organized group or community recognized by the Secretary of the Interior of the United States of America as being eligible for special status as Indians and recognized as possessing powers of self-government.

“Ineligible Institution” shall mean the persons identified in writing to the Purchaser by the Issuer on or prior to the Closing Date, and as may be identified in writing to the Holders by the Issuer from time to time thereafter in respect of bona fide business competitors of the Issuer (in the good faith determination of the Issuer) by delivery of a notice thereof to the Holders setting forth such person or persons (or the person or persons previously identified to the Purchaser or Holders that are to be no longer considered “Ineligible Institutions”).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Intellectual Property” shall mean all intellectual property of every kind and nature of any person, whether now owned or hereafter acquired by any person, including inventions, designs, patents, copyrights, trademarks, patent licenses, copyright licenses, trademark licenses, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information and all related documentation.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense, (b) capitalized interest of such person, and (c) commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing which are payable to any person other than the Issuer or a Subsidiary. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Issuer and the Subsidiaries with respect to Hedging Agreements, and interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer in good faith to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Interest Payment Date” shall have the meaning assigned to such term in Section 2.05(b).

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Issuer” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of the Issuer or any Parent Entity, as the case may be, on the Closing Date together with (a) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or any Parent Entity, as the case may be, was approved by a vote of a majority of the directors of the Issuer or any Parent Entity, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (b) executive officers and other management personnel of the Issuer or any Parent Entity, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of the Issuer or any Parent Entity, as the case may be.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or financial condition of the Issuer and its Subsidiaries, taken as a whole, or the validity or enforceability of any of the Note Documents or the rights and remedies of the Holders thereunder.

“Material Indebtedness” shall mean Indebtedness (other than the Notes) of any one or more of the Issuer or any Subsidiary in an aggregate principal amount exceeding $18,000,000.

“Material Subsidiary” shall mean any Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” shall mean May 20, 2024.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall have the meaning assigned to such term in the Existing Credit Agreement.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Issuer or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Distribution Proceeds” shall mean 100% of the aggregate amount of the proceeds of any dividend or other distribution initially originating from Opco or any Opco Subsidiary (other than (i) dividends or other distributions on Equity Interests payable solely by the issuance of additional Equity Interests other than Disqualified Stock, (ii) dividends or other distributions made by any Opco Subsidiary to Opco or any Opco Subsidiary, (iii) those made pursuant to Section 6.06(b) of the Existing Credit Agreement (but with respect to Section 6.06(b)(iv) thereof, only those made pursuant to subclauses (iv), (vi), (ix), (xiv) and (xvii) of Section 6.07(b) thereof) and Sections 6.06(c), (g), (i) or (k) of the Existing Credit Agreement and (iv) those made in connection with the 2017 Transactions), in each case net of (a) costs incurred in connection therewith (including legal, advisory and accounting) and (b) taxes paid or payable as a result thereof.

“Net First Lien Leverage Ratio” shall mean, on any date, the ratio of (A) (i) the sum of, without duplication, (a) the aggregate principal amount of any Term B Loans and Revolving Facility Loans (as such terms are defined under the Existing Credit Agreement) and any Indebtedness incurred to Refinance any Term B Loans and Revolving Facility Loans that is secured by first priority liens on the Opco Collateral, in each case outstanding as of the last day of the Test Period most recently ended as of such date and (b) the aggregate principal amount of any other Consolidated Debt (including Capitalized Lease Obligations) of the Issuer and its Subsidiaries as of the last day of such Test Period that is then secured by Liens that are senior to or pari passu with the Liens securing the Term B Loans less (ii) without duplication, up to $50,000,000 of Unrestricted Cash and unrestricted Permitted Investments of the Issuer and its Subsidiaries as of the last day of such Test Period, to (B) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Net First Lien Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“New Project” shall mean (x) each plant, facility or branch which is either a new plant, facility or branch or an expansion of an existing plant, facility or branch owned by the Issuer or the Subsidiaries which in fact commences operations and (y) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions, and including the process of obtaining regulatory approvals for entering into any new geographical jurisdiction) of business into a new market.

“Note” shall have the meaning assigned to such term in Section 2.01.

“Note Documents” shall mean (i) the Amendment Agreement, (ii) this Agreement, (iii) the Subsidiary Guarantee, (iv) the Pledge Agreement and (v) each Note issued by the Issuer to a Holder in substantially the form of Exhibit B of the Existing Note Purchase Agreement.

“Obligations” shall mean, collectively, (a) the obligations of the Issuer with respect to (i) the unpaid accreted amount of principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding and unpaid interest, if any, on overdue amounts as set forth in Section 2.05(c)), on the Notes under this Agreement and the Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Issuer owed under or pursuant to this Agreement and each other Note Document, including obligations to pay fees, premium, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of the Subsidiary Guarantor under or pursuant to each of the Note Documents.

“Obligors” shall mean collectively the Issuer and the Subsidiary Guarantor.

“OFAC” shall have the meaning provided in Section 3.25(b).

“Opco” shall mean AP Gaming I, LLC, together with its successors and assigns.

“Opco Collateral” shall mean the “Collateral” as defined in the Existing Credit Agreement.

“Opco Loan Documents” shall mean the “Loan Documents” as defined in the Existing Credit Agreement.

“Opco Loan Parties” shall mean the “Loan Parties” as defined in the Existing Credit Agreement.

“Opco Subsidiaries” shall mean any Subsidiary that is a subsidiary of Opco.

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Note Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, the Note Documents.

“Parent Entity” shall mean any direct or indirect parent of the Issuer.

“Partial PIK Interest” shall have the meaning assigned to such term in Section 2.05(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) not previously held by the Issuer and its Subsidiaries in, or merger, consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; and (iii) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01.

“Permitted Holder Group” shall have the meaning assigned to such term in the definition of “Permitted Holders.”

“Permitted Holders” shall mean (i) the Co-Investors (and each person to whom any Co-Investor transfers Equity Interests of the Issuer or any Parent Entity in connection with the primary equity syndication following the Closing Date), (ii) any person that has no material assets other than the capital stock of the Issuer or any Parent Entity and that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the voting Equity Interests of the Issuer, and of which no other person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on December 20, 2013), other than any of the other Permitted Holders specified in clause (i), beneficially owns more than 50% (or, following a Qualified IPO, the greater of 35% and the percentage beneficially owned by the Permitted Holders specified in clause (i)) on a fully diluted basis of the voting Equity Interests thereof and (iii) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange

Act as in effect on December 20, 2013) the members of which include any of the other Permitted Holders specified in clause (i) or (ii) and that, directly or indirectly, hold or acquire beneficial ownership of the voting Equity Interests of the Issuer (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member (or more favorable basis, in the case of any Permitted Holder) and (2) no person or other “group” (other than the other Permitted Holders specified in clause (i) or (ii)) beneficially owns more than 50% (or, following a Qualified IPO, the greater of 35% and the percentage beneficially owned by the Permitted Holders specified in clause (i) or (ii)) on a fully diluted basis of the voting Equity Interests held by the Permitted Holder Group.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act));

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Issuer) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act));

(e) securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act));

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Issuer and the Subsidiaries, on a consolidated basis, as of the end of the Issuer’s most recently completed fiscal year; and

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” shall mean one or more transactions pursuant to which (i) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and (ii) such Special Purpose Receivables Subsidiaries finance their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against Receivables Assets; provided, that recourse to the Issuer or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by the Issuer or any Subsidiary (other than a Special Purpose Receivables Subsidiary).

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions, expenses, plus an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder), (b) except with respect to Section 6.01(i), (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) the Maturity Date and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the lesser of

(i) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (ii) the Weighted Average Life to Maturity of the Notes then outstanding, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to the Notes on terms in the aggregate not materially less favorable to the Holders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness of any direct or indirect parent of Opco shall have obligors that are not (or would not have been) obligated with respect to the Indebtedness being so Refinanced (except that the Subsidiary Guarantor may be added as an additional obligor in respect of Permitted Refinancing Indebtedness of the Issuer) and (e) if the Indebtedness being Refinanced is secured by Liens on any Pledged Collateral (whether senior to, equally and ratably with, or junior to the Liens on such Pledged Collateral securing the Obligations or otherwise), such Permitted Refinancing Indebtedness may be secured by such Pledged Collateral only on terms, taken as a whole, no less favorable to the Secured Parties than the Indebtedness being refinanced or on terms otherwise permitted by Section 6.02.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“PIK Interest” shall have the meaning assigned to such term in Section 2.05(a).

“PIK Notes” shall have the meaning assigned to such term in Section 2.01.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by the Issuer, any Subsidiary or any ERISA Affiliate, and (iii) in respect of which the Issuer, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” shall mean the Pledge Agreement, dated as of the date hereof between the Issuer and the Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Pledged Collateral” shall have the meaning assigned to such term in the Pledge Agreement.

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Principal” shall have the meaning assigned to such term in Section 2.04.

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) pro forma effect shall be given to any Disposition, any acquisition, Investment, capital expenditure, construction, repair, replacement, improvement, development, disposition, merger, amalgamation, consolidation (including the 2013 Transactions, the 2015 Transactions and the 2017 Transactions) (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Holders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, New Project, and any restructurings of the business of the Issuer or any of its Subsidiaries that the Issuer or any of the Subsidiaries has determined to make and/or made and are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Issuer determines are reasonable as set forth in a certificate (which shall be available pursuant to Section 9.21) of a Financial Officer of the Issuer (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case occurring during the Reference Period or thereafter and through and including the date upon which the relevant transaction is consummated, (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and amounts outstanding under any Permitted Receivables Financing, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period or thereafter and through and including the date upon which the relevant transaction is consummated shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period, (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in the preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, and (z) in giving effect to clause (i) above with respect to each New Project which commences operations and records not less than one full fiscal quarter’s operations during the Reference Period, the operating results of such New Project shall be annualized on a straight line basis during such period, taking into account any seasonality adjustments determined by the Issuer in good faith, and (iii) (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Issuer and may include adjustments to reflect (1) operating expense reductions and other operating improvements, synergies or cost savings, in each case, related to mergers and other business combinations, acquisitions and divestitures projected by the Issuer in good faith to result from actions taken or expected to be taken (in the good faith determination of the Issuer) after the date any such transaction is consummated (including, to the extent applicable, the 2013 Transactions, the 2015 Transactions and the 2017 Transaction), (2) all adjustments of the type used in connection with the calculation of “Pro Forma EBITDA” as set forth in the Confidential Information Memorandum, dated May 2017, relating to the Refinancing, to the extent such adjustments, without duplication, continue to be applicable to such Reference Period, provided that any adjustment relating to new machines placed or to be placed on casino floors or other gaming establishments will be permitted to be given pro forma effect to the extent (i) such machines are under contract and expected to be placed in such locations within 6 months of the Reference Period in the good faith determination of the Issuer or (ii) the Issuer or a Subsidiary has incurred the capital or inventory cost of producing the machines, whether the machines are placed in inventory or delivered to customers, and (3) other operating expense reductions and other operating improvements, synergies or cost savings, in each case, projected by the Issuer in good faith to result from actions either taken or commenced or expected to be taken or commenced (in the good faith determination of the Issuer) within 12 months after the date any such transaction is consummated. A Financial Officer of the Issuer shall certify such demonstrable or additional operating expense reductions, other operating improvements or synergies and adjustments pursuant to clause (2) above, and information and calculations supporting them in reasonable detail.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Projections” shall mean (i) the projections and any forward-looking statements (including statements with respect to booked business) of the Issuer and its Subsidiaries included in the 2015 Information Memorandum and (ii) any other projections furnished to the Purchaser by or on behalf of the Issuer, any of its subsidiaries, and Fund or any affiliate of a Fund, or any representatives of the foregoing, in each case, in connection with the 2015 Transactions.

“Public Company Compliance” shall mean compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the provisions of the Securities Act and the Exchange Act, and the rules of national securities exchange listed companies (in each case, as applicable to companies with equity or debt securities held by the public), including procuring directors’ and officers’ insurance, legal and other professional fees, and listing fees.

“Purchaser” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Purchase Price” shall have the meaning assigned to such term in Section 2.01.

“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.

“Qualified IPO” shall mean an underwritten public offering of the Equity Interests of the Issuer or any Parent Entity which generates cash proceeds of at least $25,000,000.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by the Issuer or its Subsidiaries, whether by lease, license, or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Issuer or any Subsidiary.

“Receivables Net Investment” shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents (but excluding any such collections used to make payments of items included in clause (c) of the definition of Interest Expense); provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Record Date” shall have the meaning assigned to such term in Section 2.05(e).

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Refinancing” shall have the meaning assigned to such term in the Amendment Agreement.

“Register” shall have the meaning assigned to such term in Section 2.04(b).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Related Sections” shall have the meaning assigned to such term in Section 6.04.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Holders” shall mean, at any time, Holders holding more than fifty percent (50%) of the then aggregate outstanding principal amount of the Notes.

“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority or Gaming Authority, including Gaming Laws, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person, any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement or any other Note Document, or any other duly authorized employee or signatory of such person, and when used with respect to the Collateral Agent, means any officer of the Collateral Agent with direct responsibility for the administration of this Agreement or any other Note Document and also, with respect to a particular matter, any other officer, to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06. The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the fair market value thereof (as determined by the Issuer in good faith).

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean, collectively, the Collateral Agent, each Holder, and each sub-agent appointed pursuant to Section 8.02 by the Collateral Agent with respect to matters relating to the Pledge Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning assigned to such term in the recitals hereto.

“Similar Business” shall mean any business, the majority of whose revenues are derived from (i) business or activities conducted by the Issuer and its Subsidiaries on the Closing Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Issuer’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Issuer and its Subsidiaries.

“Special Purpose Receivables Subsidiary” shall mean (i) a direct or indirect Subsidiary of the Issuer established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with the Issuer or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event the Issuer or any such Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other insolvency law) and (ii) any Subsidiary of a Special Purpose Receivable Subsidiary.

“Specified Permitted Liens” shall mean Liens permitted by clauses (b)(ii), (d), (e), (k) and (o)(i) of Section 6.02.

“Spot Rate” shall mean, with respect to any currency, the rate at which such currency may be exchanged into another currency based on the exchange rate on the immediately prior Business Day as determined by OANDA Corporation and made available on its website at http: www.oanda.com/convert/fxhistory; provided, that the Issuer may obtain such spot rate from a financial institution of national standing if at any such determination, for any reason, no such rate is being quoted.

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Issuer. Notwithstanding the foregoing, except for purposes of Sections 3.08, 3.09, 3.13, 3.15, 3.16, 3.25(b), 3.26, 5.03, 5.09 and 7.01(k), and the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Issuer or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Guarantor” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Subsidiary Guarantee” shall mean the Subsidiary Guarantee, dated as of the date hereof, issued by the Subsidiary Guarantor to the Holders, as amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term B Loans” shall have the meaning assigned to such term in the Existing Credit Agreement.

“Termination Date” shall mean the date on which the principal of and interest on each Note, and all other expenses, premium or other amounts due and payable under any Note Document, shall have been paid in full (other than in respect of contingent indemnification and expense reimbursement claims not then due).

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Issuer then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b) and, initially, the four fiscal quarter period ended March 31, 2015.

“Third Party Funds” shall mean any accounts or funds, or any portion thereof, received by Issuer or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon Issuer or one or more of its Subsidiaries to collect and remit those funds to such third parties.

“Total Net Leverage Ratio” shall mean, on any date, the ratio of (a) (i) the aggregate principal amount of Consolidated Debt of Opco and the Opco Subsidiaries outstanding as of the last day of the Test Period most recently ended as of such date less (ii) without duplication, up to $50,000,000 of Unrestricted Cash and Permitted Investments of Opco and the Opco Subsidiaries as of the last day of such Test Period, to (b) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Total Net Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Transfer” means the sale, pledge, assignment, or other transfer of the Notes, in whole or in part, and of the rights of the Holder thereof with respect thereto and under this Agreement pursuant to Section 2.04.

“Transfer Agreement” shall mean a transfer agreement entered into by a Holder and a transferee, and promptly delivered to the Issuer, substantially in the form of Exhibit A of the Existing Note Purchase Agreement or such other form as shall be approved by the transferring Holder and reasonably satisfactory to the Issuer.

“Treasury Rate” shall mean, as of the applicable redemption date, as determined by the Issuer in good faith, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)).

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Pledged Collateral.

“Unrestricted Cash” shall mean cash or cash equivalents of the Issuer or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Issuer or any of its Subsidiaries.

“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the Issuer, whether now owned or acquired or created after the Closing Date, that is designated by the Issuer as an Unrestricted Subsidiary hereunder by written notice to the Holders; provided, that the Issuer shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Issuer or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04, and any prior or concurrent Investments in such Subsidiary by the Issuer or any of its Subsidiaries shall be deemed to have been made under Section 6.04 and (c) without duplication of clause (b), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04; and (2) any subsidiary of an Unrestricted Subsidiary, provided that notwithstanding the foregoing, none of AP Gaming, Inc., the Subsidiary Guarantor or Opco shall be Unrestricted Subsidiaries at any time. The Issuer may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) the Issuer shall have delivered to the Holders an officer’s certificate executed by a Responsible Officer of the Issuer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clause (i), and available pursuant to Section 9.21.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“Voting Stock” shall mean, with respect to any person, such person’s Equity Interests having the right to vote for the election of directors of such person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of the Issuer that is a Wholly Owned Subsidiary of the Issuer.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Note Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Issuer notifies the Holders that the Issuer requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Required Holders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any changes in GAAP after the Closing Date, any lease of the Issuer or the Subsidiaries, or of a special purpose or other entity not consolidated with the Issuer and its Subsidiaries at the time of its incurrence of such lease, that would be characterized as an operating lease under GAAP in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness or a Capitalized Lease Obligation of the Issuer or any Subsidiary under this Agreement or any other Note Document as a result of such changes in GAAP.

Section 1.03 Effectuation of 2015 Transactions. Each of the representations and warranties of the Issuer contained in this Agreement (and all corresponding definitions) are made after giving effect to the 2015 Transactions as shall have taken place on or prior to the date of determination, unless the context otherwise requires.

Section 1.04 Exchange Rates; Currency Equivalents. Except for purposes of financial statements delivered by the Issuer hereunder or calculating financial ratios hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Note Documents shall be such Dollar Equivalent amount as determined by the Issuer in good faith in accordance with this Agreement. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Article VI or clause (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

Section 1.05 Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.06 Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

ARTICLE II

The Notes and Purchase and Sale

Section 2.01 The Senior Secured PIK Notes. Pursuant to the Existing Note Purchase Agreement, the Issuer has previously authorized the issuance and sale of $115,000,000 aggregate principal amount of 11.25% Senior Secured PIK Notes (the “Notes”, such term to include any such Notes issued in substitution therefor pursuant to Section 2.04 of this Agreement) at a purchase price equal to 97.00% of the principal amount thereof (the “Purchase Price”). The Notes are substantially in the form set out in Exhibit B of the Existing Note Purchase Agreement. In connection with the payment of PIK Interest or Partial PIK Interest in respect of the Notes in accordance with Section 2.05, the Issuer is entitled to, without the consent of the Holders, increase the outstanding principal amount of the Notes or issue additional Notes (the “PIK Notes”) under this Agreement having the same terms as the initial Notes (other than terms with respect to the issuance date and the first Interest Payment Date applicable thereto). Unless the context otherwise requires, for all purposes of this Agreement and the Notes, references to the Notes includes any PIK Notes issued and references to “principal amount” of the Notes include any increase or accretion in the principal amount of the outstanding Notes, including as a result of the payment of PIK Interest or Partial PIK Interest. The issuance of PIK

Notes and/or the increase in the principal amount of any Notes as a result of PIK Interest or Partial PIK Interest will be reflected in the Register by the Issuer. Other than the Notes and the PIK Notes, no additional principal amount of Notes may be issued pursuant to this Agreement without the written consent of the Required Holders.

Section 2.02 [Reserved].

Section 2.03 [Reserved].

Section 2.04 Repayment of Principal.

(a) Unless otherwise required or permitted to be sooner paid pursuant to the provisions hereof and of the Notes (in which case the Notes shall be due and repaid in accordance with such provisions), the Issuer shall repay the unpaid principal amount of the Notes (including outstanding PIK Notes issued that increased principal) (the “Principal”), together with accrued and unpaid interest to be paid in cash, if any, and all other monetary Obligations then due, in full upon the Maturity Date. The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes at such date of determination.

(b) The Notes are issuable as registered notes without coupons in denominations of at least $1,000,000, except as may be necessary to (1) reflect any PIK Interest or principal amount not evenly divisible by $1,000,000 or (2) enable the registration of transfer by a Holder of its entire holding of Notes; provided, however, that no such minimum denomination shall apply to Notes issued upon transfer by any Holder to any other entity or group of Affiliates with respect to which the Notes so issued or transferred shall be managed by a single entity. The Issuer shall keep at its principal office a register (the “Register”) in which the Issuer shall provide for the registration of Notes and of transfers of Notes, and no transfer of a Note may be effected unless a valid Transfer Agreement is delivered to the Issuer as provided in this Section 2.04. If the Issuer determines in good faith that a Transfer Agreement is not valid, it shall within ten (10) Business Days of receipt thereof notify the Holder submitting such Transfer Agreement of the defect (a “Defect Notice”). In the absence of a Defect Notice, any transfer shall be deemed to be effective at the end of the tenth (10th) Business Day following delivery of a Transfer Agreement. The entries in the Register shall be conclusive absent manifest error, and the Issuer and the Holders shall treat each person whose name is recorded (or deemed to be recorded) in the Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Holder, at any reasonable time and from time to time upon reasonable prior notice. The Notes shall be Transferred only by surrendering any Notes to the Issuer and having new Notes reissued to the transferee. The Notes will be maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and under Section 5f.103-1(c) of the United States Treasury Regulations promulgated thereunder. Any Holder may make a transfer to any transferee pursuant to a Transfer Agreement; provided that (i) if the transferee is not an Affiliate or Approved Fund of such Holder, such Holder shall give the Issuer notice of such Transfer substantially concurrently (which notice shall be deemed to have been provided by delivery of a valid Transfer Agreement, as provided in this Agreement), (ii) such Transfer shall be made in compliance with the Securities Act and any applicable securities laws, (iii) such Transfer shall be in compliance with Section 9.04(a) and this Section 2.04 and (iv) such Transfer shall be in a principal amount of not less than $1,000,000 (or such lesser amount as shall be the then outstanding principal balance of the Notes held by such Holder). Any applicable Holder and its transferee shall deliver to the Issuer an appropriate IRS Form W-8 or W-9, as applicable, and any supporting documentation necessary for the Issuer to comply with its withholding obligations. Upon any Transfer pursuant to a Transfer Agreement, the transferee shall, to the extent of such Transfer, be entitled to exercise the rights of the Holder making such Transfer and shall thereafter be deemed a “Holder” under this Agreement. Upon surrender for registration of transfer of any Note at the Register, the Issuer shall execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. Any purported transfer of such Note, or any interest therein, to a transferee that does not comply with the requirements specified in this Agreement and in the applicable documents will be of no force and effect and shall be null and void ab initio.

(c) Every Note surrendered for registration of Transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of Transfer duly executed, by the Holder of such Note or such Holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon Transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or Transferred, so that neither gain nor loss of interest shall result from any such Transfer or exchange. Upon receipt of written notice from the Holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such Holder’s indemnity agreement satisfactory to the Issuer, or in the case of any such mutilation upon surrender and cancellation of such Note, the Issuer will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

(d) Any Note Transferred by a Holder to the Issuer or any Subsidiary of the Issuer pursuant to this Section 2.04 shall for purposes of this Agreement be deemed to be automatically and immediately cancelled and the Indebtedness evidenced thereby shall no longer be outstanding.

(e) In connection with any proposed Transfer from time to time by the Purchaser pursuant to this Section 2.04, the Issuer covenants and agrees to use commercially reasonable efforts to cooperate, and to cause its subsidiaries to cooperate, with the Purchaser by (i) having management of the Issuer available to answer reasonable due diligence questions of prospective transferees during normal business hours with advance notice so as to not unduly interrupt the working day of management, (ii) if at the time of such proposed Transfer, the Issuer is not subject to the reporting requirements of the Exchange Act, providing, upon request, customary information satisfying the requirements of Rule 144A(d)(4), (iii) facilitating any such Transfers by making appropriate entry on the Register in accordance with the provisions of this Section 2.04, and (iv) providing such other ministerial items reasonably requested by the Purchaser; provided, the Issuer shall not be required to comply with any obligation under this subsection 2.04(e) if the Purchaser is otherwise prohibited, directly or indirectly, at such time from making any such Transfer by any contractual agreement to which Purchaser or any of its Affiliates is a party.

(f) Notwithstanding anything to the contrary herein, the rights of the Holders to make assignments and grant participations shall be subject to the approval of any Gaming Authority, to the extent required by any applicable Gaming Laws.

Section 2.05 Interest. (a) Each Note shall bear interest on the unpaid principal thereof from and including the date such Note is issued through but excluding the date on which such principal is paid (whether upon final maturity, by prepayment, acceleration or otherwise) at a rate equal to 11.25% per annum. The Issuer may, at its option, elect to pay interest due on the Notes on any Interest Payment Date: (i) entirely in cash (“Cash Interest”) on such date; (ii) entirely by increasing the principal of the outstanding Notes or by issuing PIK Notes (“PIK Interest”) on such date; or (iii) partially in cash and partially by increasing the principal amount of the outstanding Notes or by issuing PIK Notes (“Partial PIK Interest”) on such date. Unless the Issuer otherwise notifies the Holders at least three (3) Business Days prior to any Interest Payment Date, interest payable on such Interest Payment Date shall be payable entirely in PIK Interest, which PIK Interest shall be paid, at the option of the Issuer, by (A) the issuance of certificated PIK Notes on such Interest Payment Date or (B) by the increase in the outstanding Principal in the amount of such PIK Interest on such Interest Payment Date. If no PIK Notes are delivered on an Interest Payment Date, the outstanding Principal will be automatically increased in the amount of such PIK Interest on such Interest Payment Date and such increase shall be deemed to be reflected in the Register for all purposes hereunder.

(b) Interest Payments. Interest on each Note shall be payable (i) semiannually in arrears on June 30 and December 31 of each year, commencing with the first such date following the six-month anniversary of the Closing Date and ending with the last such date prior to the Maturity Date, and (ii) on the Maturity Date (each such date in clauses (i) and (ii), an “Interest Payment Date”); provided that, any such amounts due on the Maturity Date shall be paid in cash. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the Closing Date. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

(c) The Issuer shall pay interest on all overdue Principal at the rate borne by the Notes, and the Issuer shall pay interest on overdue installments of interest and premium, if any, at the rate borne by the Notes to the extent lawful, in each case, payable on demand.

(d) Anything herein to the contrary notwithstanding, the obligations of the Issuer hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Holder would be contrary to the provisions of any law applicable to such Holder limiting the highest rate of interest which may be lawfully contracted for or received by such Holder, and in such event the Issuer shall pay such Holder interest at the highest rate permitted by applicable law (the “Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Issuer shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Holders is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this Section 2.05(d)) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

(e) The Issuer shall pay interest on the Notes (except defaulted interest) to the persons who are registered Holders at the close of business, whether or not a Business Day, on June 15 or December 15 or, in the case of an Interest Payment Date that is not on June 30 or December 31, 15 days prior to such other date (each a “Record Date”) immediately preceding the Interest Payment Date even if Notes are canceled after the Record Date and on or before the Interest Payment Date. The Issuer shall pay defaulted interest to the registered Holders as of a subsequent special record date, which the Issuer shall fix or caused to be fixed and notice of which the Issuer shall promptly mail or cause to be mailed to each affected Holder, which notice shall state the special record date, the payment date and the amount of defaulted interest to be paid. The Issuer shall pay Principal and cash interest, if elected, and all other monetary Obligations payable hereunder, in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes (including Principal, cash interest (if elected) and all other monetary Obligations) shall be made by wire transfer of immediately available funds to the accounts specified by the applicable Holders maintained with a bank in the United States.

Section 2.06 Optional Redemption. (a) (i) Prior to the first anniversary of the Closing Date, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 3 Business Days’ prior notice to the Holders, at a cash redemption price equal to 100% of the accreted principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but not including, the applicable redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided, that at no time shall the unredeemed principal amount of Notes be less than $10,000,000.

(ii) On or after the first anniversary of the Closing Date, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 3 Business Days’ prior notice, at a redemption price equal to 100% of the accreted principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided, that at no time shall the unredeemed principal amount of Notes be less than $10,000,000.

(iii) In the event of an optional redemption made under this Section 2.06, the Issuer shall give the Holders written notice, which may be revocable upon written notice of such revocation delivered to the Holders prior to the specified redemption date, of such redemption not less than 3 Business Days prior to the redemption date, specifying (A) such redemption date, (B) the outstanding principal amount of the Notes to be redeemed on such date, (C) the accrued interest and redemption price applicable to the redemption and (D) stating that such redemption is to be made pursuant to this Section 2.06.

(b) With respect to any optional redemption pursuant to this Section 2.06 for less than the full aggregate principal amount of Notes then outstanding, the Notes to be redeemed pursuant thereto shall be so redeemed on a pro rata basis based on the outstanding principal amount of all of the Notes on such redemption date. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed in accordance with the preceding sentence. Upon surrender of a Note that is redeemed in part, the Issuer shall execute for the Holder a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

(c) Notwithstanding anything to the contrary contained herein, all payments of principal and interest due from the Issuer hereunder on any payment date shall be applied to the Notes on a pro rata basis based on the outstanding principal amount of the Notes on such payment date.

Section 2.07 Mandatory Redemption. (a) The Issuer is not required to make sinking fund payments with respect to the Notes and the Notes will not amortize.

(b) All Net Distribution Proceeds shall be promptly distributed to the Issuer, and the Issuer shall, subject to Section 2.07(c), promptly apply the full amount of such Net Distribution Proceeds to redeem the maximum principal amount of Notes that may be redeemed using such Net Distribution Proceeds at a redemption price equal to 100% of the accreted principal amount of Notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date; provided, that any Holder, at its option and in its sole discretion, may elect to decline any such mandatory redemption of any Note held by it if it shall give written notice to the Issuer at least three (3) Business Days prior to the redemption date specified in the notice delivered pursuant to clause (c) below (any such Holder, a “Declining Holder”) and on the date of any such redemption, any amounts that would otherwise have been applied to redeem the applicable pro rata portion of the Notes owed by such Declining Holders shall instead be retained by the Issuer for application for any purpose not prohibited by this Agreement. Each mandatory redemption pursuant to this Section 2.07 shall be applied to the outstanding principal amount of the Notes (other than the Notes held by a Declining Holder) on a pro rata basis.

(c) In the event of a mandatory redemption required under this Section 2.07, the Issuer shall give the Holders written notice, which shall be irrevocable, delivered to the Holders not less than three (3) Business Days prior to the specified redemption date, of such mandatory redemption, specifying (A) such redemption date, which shall be within six (6) Business Days of the receipt of any Net Distribution Proceeds, (B) the outstanding principal amount of the Notes to be redeemed on such date (assuming no Holder is a Declining Holder), (C) the accrued interest and redemption price applicable to the redemption and (D) stating that such redemption is to be made pursuant to this Section 2.07.

ARTICLE III

Representations and Warranties

On the Closing Date, the Issuer and Subsidiary Guarantor, jointly and severally, represent and warrant to the Purchaser and the Collateral Agent that:

Section 3.01 Organization; Powers. The Issuer, the Subsidiary Guarantor and each of the Material Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States of America) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Note Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Issuer, to issue the Notes contemplated hereby, and, in the case of the Subsidiary Guarantor, to issue the Guarantee contemplated by the Subsidiary Guarantee.

Section 3.02 Authorization. The execution, delivery and performance by the Issuer and the Subsidiary Guarantor of each of the Note Documents to which it is a party and the issuance of the Notes and the Subsidiary Guarantee and the consummation of the 2015 Transactions (a) have been duly authorized by all corporate, stockholder or limited liability company action required to be obtained by the Issuer and the Subsidiary Guarantor and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to the Issuer, the Subsidiary Guarantor or any other Opco Loan Party, (B) the certificate or articles of incorporation or other constitutive documents (including any limited liability company or operating agreements) or by-laws of the Issuer or the Subsidiary Guarantor, (C) any applicable order of any court or any rule, regulation or order of any Governmental Authority applicable to the Issuer, the Subsidiary Guarantor or any other Opco Loan Party or (D) any provision of any indenture, certificate of designation for preferred stock, agreement (including, without limitation, the Existing Credit Agreement) or other instrument to which the Issuer, the Subsidiary Guarantor or any other Opco Loan Party) is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Issuer, the Subsidiary Guarantor or any other Opco Loan Party other than the Liens created by the Note Documents and Permitted Liens or any Lien on Pledged Collateral other than Liens created by the Note Documents and Specified Permitted Liens.

Section 3.03 Enforceability. This Agreement has been duly executed and delivered by the Issuer and the Subsidiary Guarantor and constitutes, the Subsidiary Guarantee has been duly executed and delivered by the Subsidiary Guarantor and constitutes, and each other Note Document when executed and delivered by each Obligor that is party thereto will constitute, a legal, valid and binding obligation of such Obligor enforceable against each such Obligor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

Section 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Note Document, except for (a) the filing of Uniform Commercial Code financing statements, (b) (i) such actions, consents and approvals under Gaming Laws or from Gaming Authorities the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (ii) approval of the Nevada Gaming Authorities with respect to the pledge of the Pledged Collateral, (c) such actions, consents and approvals as have been made or obtained and are in full force and effect, (d) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (e) any other filings or registrations required by the Pledge Agreement.

Section 3.05 Financial Statements. (a) The audited consolidated balance sheets and related consolidated statements of income and comprehensive loss, changes in stockholders’ equity and cash flows of the Issuer and its Subsidiaries, for each of the fiscal years ended December 31, 2012, December 31, 2013 and December 31, 2014 and (b) the unaudited consolidated balance sheets and related statements of income and comprehensive loss, and cash flows of the Issuer and its subsidiaries, for the fiscal quarter ended March 31, 2015, including, in each case, the notes thereto present fairly in all material respects the consolidated financial condition of the Issuer and its subsidiaries, as of the dates and for the periods referred to therein and the results of operations, cash flows and, if applicable, changes in stockholders equity for the periods then ended, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, in the case of interim period financial statements, except for the absence of notes and for normal year-end adjustments and except as otherwise noted therein.

Section 3.06 No Material Adverse Effect. Since December 31, 2014, there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.07 Title to Properties; Possession Under Leases. (a) Each of the Issuer and the Subsidiaries has good record and insurable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties (including all Mortgaged Properties) and has good and marketable title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens or Liens arising by operation of law. All of the Equity Interests of AP Gaming, Inc. are owned by the Issuer free and clear of Liens, other than Specified Permitted Liens. All of the Equity Interests of the Subsidiary Guarantor are owned by AP Gaming, Inc. free and clear of Liens, other than Liens permitted by Section 6.02.

(b) The Issuer, the Subsidiary Guarantor and each of the other Subsidiaries has complied with all material obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.

(c) As of the Closing Date, none of the Issuer and the Subsidiaries has received any written notice of any pending or contemplated condemnation proceeding affecting any material portion of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date.

(d) As of the Closing Date, none of the Issuer and the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05.

Section 3.08 Subsidiaries. (a) Schedule 3.08(a) of the Existing Note Purchase Agreement sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of the Issuer and, as to each such subsidiary, the percentage of each class of Equity Interests owned by the Issuer or by any such subsidiary.

(b) As of the Closing Date, after giving effect to the 2015 Transactions, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors (or entities controlled by directors) and shares held by directors (or entities controlled by directors)) relating to any Equity Interests of any of the Subsidiaries of the Issuer, except as set forth on Schedule 3.08(b) of the Existing Note Purchase Agreement.

Section 3.09 Litigation; Compliance with Laws. (a) There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Issuer or the Subsidiary Guarantor, threatened in writing against the Issuer or any of the Subsidiaries or any business, property or rights of any such person (i) that involve any Note Document or the 2015 Transactions or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of the Issuer, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are the subject of Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Issuer and each Subsidiary are in compliance with all Gaming Laws that are applicable to them and their businesses, except where a failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10 Federal Reserve Regulations. Neither the issuance of the Notes nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

Section 3.11 Investment Company Act. None of the Issuer and the Subsidiaries is required to be, nor after receipt of the proceeds for the Notes and the application thereof will be required to be, registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.12 Use of Proceeds. The Issuer will use the proceeds of the Notes issued on the Closing Date to make a direct or indirect equity investment in the Acquiror in connection with the 2015 Transactions and to pay 2015 Transaction Expenses.

Section 3.13 Tax Returns.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Issuer, the Subsidiary Guarantor and each of the other Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it (including in its capacity as withholding agent) and each such Tax return is true and correct;

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Issuer, the Subsidiary Guarantor and each of the other Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due), except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Issuer or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP; and

(c) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, as of the Closing Date, with respect to the Issuer, the Subsidiary Guarantor and each of the other Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

Section 3.14 No Material Misstatements.

(a) All written factual information (other than the Projections, forward looking information and information of a general economic nature or general industry nature) (the “Information”) concerning the Issuer, the Subsidiaries, Target, the 2015 Transactions and any other transactions contemplated hereby included in the 2015 Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to the Purchaser in connection with the 2015 Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Purchaser (giving effect to all supplements and updates provided thereto) and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made, provided that, with respect to Information relating to the Target and its subsidiaries, the representation in this Section 3.14(a) is made to the best of the Issuer’s and the Subsidiary Guarantor’s knowledge.

(b) The Projections and other forward looking information and information of a general economic nature prepared by or on behalf of the Issuer or any of its representatives and that have been made available to the Purchaser in connection with the 2015 Transactions (i) have been prepared in good faith based upon assumptions believed by the Issuer to be reasonable as of the date thereof (it being understood that such Projections are as to future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized), as of the date such Projections and information were furnished to the Purchaser and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Issuer, provided that, with respect to Information relating to the Target and its subsidiaries, the representation in this Section 3.14(b) is made to the best of the Issuer’s and the Subsidiary Guarantor’s knowledge.

(c) The reports filed under the Exchange Act prior to the Closing Date by the Issuer that are included in the 2015 Information Memorandum, when taken as a whole, are true and correct in all material respects, as of the Closing Date and do not, taken as a whole, contain any untrue statement of a material fact as of such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

Section 3.15 Employee Benefit Plans. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no Reportable Event has occurred during the past five years as to which the Issuer, the Subsidiary Guarantor, any of the Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC; (ii) no ERISA Event has occurred or is reasonably expected to occur and (iii) none of the Issuer, the Subsidiaries or any of their ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA.

Section 3.16 Environmental Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, request for information, order, complaint or penalty has been received by the Issuer or any of the Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Issuer’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Issuer or any of the Subsidiaries, (ii) each of the Issuer and its Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all Environmental Laws (“Environmental Permits”) and is, and in the prior eighteen (18)-month period, has been, in compliance with the terms of such Environmental Permits and with all other Environmental Laws, (iii) no Hazardous Material is located at, on or under any property currently or, to the Issuer’s knowledge, formerly owned, operated or leased by the Issuer or any of the Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Issuer or any of the Subsidiaries under any Environmental Laws or Environmental Permits, and no Hazardous Material has been generated, used, treated, stored, handled, disposed of or controlled, transported or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Issuer or any of the Subsidiaries under any Environmental Laws or Environmental Permits, (iv) there are no agreements in which the Issuer or any of the Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Purchaser prior to the Closing Date, and (v) there has been no material written environmental assessment or audit conducted (other than customary assessments not revealing anything that would reasonably be expected to result in a Material Adverse Effect), by or on behalf of the Issuer or any of the Subsidiaries of any property currently or, to the Issuer’s knowledge, formerly owned or leased by the Issuer or any of the Subsidiaries that has not been made available to the Purchaser prior to the Closing Date.

Section 3.17 Pledge Agreement. (a) The Pledge Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Pledged Collateral. Upon the filing of the Uniform Commercial Code financing statement with the Secretary of State of the State of Delaware and the delivery of the certificates representing the Pledged Collateral to the Collateral Agent or its designated custodial agent in the State of Nevada, in each case in accordance with the Pledge Agreement, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Issuer in such Pledged Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to the Lien of any other person (except (x) Liens having priority by operation of law and (y) in the case of Collateral other than certificated securities and instruments of which the Collateral Agent has possession, Permitted Liens).

(b) Notwithstanding anything herein (including this Section 3.17) or in any other Note Document to the contrary, each of the parties hereto acknowledges and agrees that licensing by the Gaming Authorities may be required to enforce and/or exercise or foreclose upon certain security interests and such enforcement and/or exercise or foreclosure may be otherwise limited by the Gaming Laws.

Section 3.18 [Reserved].

Section 3.19 Solvency. (a) On the Closing Date, immediately after giving effect to the 2015 Transactions, (i) the fair value of the assets of the Issuer and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Issuer and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Issuer and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Issuer and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Issuer and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Issuer and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) As of the Closing Date, immediately after giving effect to the consummation of the 2015 Transactions, the Issuer does not intend to, and the Issuer does not believe that it or any of its Subsidiaries will, incur debts beyond its or their respective abilities to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

Section 3.20 Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Issuer or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Issuer and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Issuer or any of the Subsidiaries or for which any claim may be made against the Issuer or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Issuer, the Subsidiary Guarantor or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the 2015 Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Issuer or any of the Subsidiaries (or any predecessor) is a party or by which the Issuer or any of the Subsidiaries (or any predecessor) is bound.

Section 3.21 Insurance. The Issuer and the Subsidiaries have insurance required by Section 5.02 of this Agreement and, as of the Closing Date, such insurance is in full force and effect.

Section 3.22 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the 2015 Transactions and the other transactions contemplated by this Agreement or any other Note Document.

Section 3.23 Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect, (a) the Issuer, the Subsidiary Guarantor and each of the Subsidiaries owns, or possesses the right to use, all Intellectual Property that are used or held for use in or are otherwise reasonably necessary for the present conduct of their respective businesses, (b) to the knowledge of the Issuer, the Issuer and the Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating the Intellectual Property of any person, and (c) (i) no claim or litigation regarding any of the Intellectual Property owned by the Issuer and the Subsidiaries is pending or, to the knowledge of the Issuer, threatened and (ii) to the knowledge of the Issuer, no claim or litigation regarding any other Intellectual Property described in the foregoing clauses (a) and (b) is pending or threatened.

Section 3.24 Senior Debt. The Notes constitute “Senior Debt” (or the equivalent thereof) under the documentation governing any Material Indebtedness of any Obligor permitted to be incurred hereunder constituting Indebtedness that is subordinated in right of payment to the Notes.

Section 3.25 USA PATRIOT Act; OFAC.

(a) Each Obligor is in compliance in all material respects with the provisions of the USA PATRIOT Act. On or prior to the Closing Date, the Issuer has provided to the Purchaser all information related to the Obligors (including names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Purchaser not less than ten (10) Business Days prior to the Closing Date and mutually agreed to be required under “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to be obtained by the Purchaser.

(b) None of the Issuer or any of its Subsidiaries nor, to the knowledge of the Issuer, any director, officer, agent, employee or Affiliate of the Issuer or any of the Subsidiaries is currently subject to any U.S. sanctions (collectively, “Sanctions”) administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), nor is the Issuer or any of its subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions; and, the Issuer will not directly or indirectly use the proceeds of the sale of the Notes or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person that at the time of such financing is subject to any Sanctions.

Section 3.26 Foreign Corrupt Practices Act. None of the Issuer or any of its Subsidiaries, nor, to the knowledge of the Issuer or any of its Subsidiaries, any of their directors, officers, agents or employees, has in the past five (5) years (i) violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or similar law of a jurisdiction in which the Issuer or any of its subsidiaries conduct their business and to which they are lawfully subject or (ii) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment. No part of the proceeds of the Notes made hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any provision of the FCPA.

Section 3.27 Money Laundering Laws. To the Issuer’s knowledge, the operations of the Issuer and each of the Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer or any of the Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Issuer, threatened.

Section 3.28 Securities Laws.

(a) Assuming accuracy of the representations and warranties of the Purchaser in Section IIIA and the Purchaser’s compliance with this Agreement, it is not necessary in connection with the offer, sale and delivery of the Notes and the Guarantee to the Purchaser in the manner contemplated by this Agreement and the Subsidiary Guarantee to register the Notes or the Guarantee under the Securities Act or to qualify this Agreement under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

(b) None of the Issuer, the Subsidiary Guarantor, their respective Affiliates or any person acting on any of their behalf (other than the Purchaser, as to whom the Issuer makes no representation or warranty) has engaged in (i) any form of “general solicitation” or “general advertising” (as those terms are defined in Regulation D promulgated under the Securities Act) in connection with the placement of the Notes or (ii) any “directed selling efforts” (within the meaning of Regulation S under the Securities Act).

(c) Each of the Issuer, the Subsidiary Guarantor and their respective Affiliates and any person acting on any of their behalf (other than the Purchaser, as to whom the Issuer makes no representation or warranty) has complied with the offering restrictions set forth in Regulation S under the Securities Act.

(d) None of the Issuer, the Subsidiary Guarantor, their respective Affiliates or any person acting on any of their behalf (other than the Purchaser, as to whom the Issuer makes no representation or warranty) has, directly or indirectly, solicited any offer to buy or offered to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Notes in a manner that would require the Notes to be registered under the Securities Act. The Issuer agrees that it will not and will cause its Affiliates not to make any offer or sale of securities of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of

(i) the sale of the Notes to the Purchase, (ii) any subsequent transfer of the Notes by the Purchaser to a subsequent Holder pursuant to Sections 2.04 and 9.04 hereof, or (iii) any subsequent transfer by such subsequent Holder to others) the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.

(e) At the Closing Date, the Notes are not of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated interdealer quotation system.

ARTICLE IIIA

Representations and Warranties of the Purchaser and Holders

By acquisition of Notes, the Purchaser and each subsequent transferee and Holder will be deemed to have represented and warranted, as of the date on which the Purchaser or such Holder, as applicable, acquires its interest in such Notes, that (a) (i) it is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, or (ii) it is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act, or (iii) it (A) is not a “U.S. person” within the meaning of Regulation S under the Securities Act or acting for the account or benefit of U.S. persons; (B) is acquiring the Notes outside the United States in an “offshore transaction” (as defined in Rule 902(h) of Regulation S under the Securities Act) in compliance with Regulation S under the Securities Act; and (C) is not purchasing the Notes as a result of any “directed selling efforts” (within the meaning of Regulation S under the Securities Act) and, in the case of either clause (i), (ii) or (iii), in purchasing and/or acquiring the Notes, it is specifically understood and agreed that such person is acquiring the Notes for the purpose of investment for its own account and not with a view towards the sale or distribution thereof, although, by making such representation, the Purchaser and such subsequent transferees and Holders shall not be deemed to have committed to hold the Notes (and the related Guarantee) for any minimum duration, (b) it understands that the Notes and the Guarantee will not be registered under the Securities Act, by reason of their issuance by the Issuer in a transaction exempt from the registration requirements of the Securities Act, and that it must not offer or sell the Notes or the Guarantee and must hold such Notes unless and until a subsequent resale thereof is registered under the Securities Act and applicable state securities laws or is exempt from registration and such person further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such person) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts, (c) it has been furnished with or has had access to the information it has requested from the Issuer and has had an opportunity to discuss with the management of the Issuer and the business and financial affairs of the Issuer and its subsidiaries, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities or privately held companies so as to enable it to understand and evaluate the risks of such investment and form an investment decision with respect thereto, (d) such person has made its own independent investigation into the affairs and financial conditions of the Issuer and has not relied on any other party in making its decision to purchase the Notes, (e) such person has not employed any broker or finder in connection with the transactions contemplated by this Agreement and no fees or commissions are payable to it except as otherwise provided for in this Agreement, and (f) the source of funds to be used by such person to pay the purchase price of the Notes does not include “plan assets” as defined in Section 3(42) of ERISA.

ARTICLE IV

[Reserved]

ARTICLE V

Affirmative Covenants

The Issuer covenants and agrees with each Holder that, until the Termination Date, unless the Required Holders shall otherwise consent in writing, the Issuer will, and will cause each of its Subsidiaries to:

Section 5.01 Existence; Business and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Issuer (other than the Subsidiary Guarantor or Opco), where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted under Section 6.05, and except for the liquidation or dissolution of Subsidiaries (other than the Subsidiary Guarantor or Opco) if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Issuer or a Wholly Owned Subsidiary of the Issuer in such liquidation or dissolution.

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto used in or necessary to the normal conduct of its business, and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).

Section 5.02 Insurance. Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations. Notwithstanding the foregoing, the Issuer and the Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.

Section 5.03 Taxes. Pay its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and the Issuer or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04 Financial Statements, Reports, etc. Furnish to the Holders:

(a) within 90 days after the end of each fiscal year, a consolidated balance sheet, related statements of operations and comprehensive loss and related statements of cash flows showing the financial position of the Issuer and its subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and, starting with the fiscal year ending December 31, 2015, setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet, related statements of operations and comprehensive loss and related statements of cash flows and owners’ equity shall be accompanied by customary management’s discussion and analysis and audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Issuer or any Material Subsidiary as a going concern, other than solely with respect to, or resulting solely from an upcoming maturity date under the Existing Credit Agreement or the Notes occurring within one year from the time such opinion is delivered) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Issuer and its subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the filing with the SEC or the delivery to the Holders by the Issuer of annual reports on Form 10-K of the Issuer and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending June 30, 2015), a consolidated balance sheet and related statements of operations and comprehensive loss and related statements of cash flows showing the financial position of the Issuer and its subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and, starting with the fiscal quarter ending June 30, 2015, setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail, which consolidated balance sheet and related statements of operations and comprehensive loss and related statements of cash flows shall be accompanied by customary management’s discussion and analysis and shall be certified by a Financial Officer of the Issuer on behalf of the Issuer as fairly presenting, in all material respects, the financial position and results of operations of the Issuer and its subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the filing with the SEC or the delivery to the Holders by the Issuer of quarterly reports on Form 10-Q of the Issuer and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c) concurrently with any delivery of financial statements under clause (a) or (b) above (or the applicable date on which such financial statements are deemed to have been delivered pursuant to this Agreement by filing such financial statements with the SEC), a certificate of a Financial Officer of the Issuer (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) if the Cumulative Credit is utilized during such fiscal period, setting forth the calculation and uses of the Cumulative Credit for any purpose during such fiscal period;

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Holders, other materials filed by the Issuer or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Issuer or the website of the SEC;

(e) within 90 days after the beginning of each fiscal year, a consolidated annual budget for such fiscal year consisting of a projected consolidated balance sheet of the Issuer and its subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flow and projected income (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Issuer to the effect that the Budget is based on assumptions believed by the Issuer to be reasonable as of the date of delivery thereof; and

(f) in the event that any Parent Entity reports on a consolidated basis, such consolidated reporting at such Parent Entity’s level in a manner consistent with that described in clauses (a) and (b) of this Section 5.04 for the Issuer will satisfy the requirements of such paragraphs.

The Issuer shall also, if requested by the Purchaser or any Holder with respect to the completion of any fiscal quarter, be available on a one-time basis with respect to each such fiscal quarter to the Holders to answer questions of management and to discuss quarterly or annual financial results by telephone, as applicable, not later than ten Business Days following the date upon which the financial statements required pursuant to Section 5.04(a) or (b), as applicable, were furnished to (or deemed to have been furnished to) the Holders, at a time reasonably requested by the Purchaser or such Holder at least three Business Days in advance of such proposed call.

Section 5.05 Litigation and Other Notices. Furnish to the Holders written notice of the following promptly after any Responsible Officer of the Issuer obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Issuer or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to the Issuer or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

Section 5.06 Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

Section 5.07 Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and, upon the occurrence and during the continuance of an Event of Default, (i) permit a representative of any Holder to visit and inspect the financial records and the properties of the Issuer or any of the Subsidiaries at reasonable times, upon reasonable prior notice to the Issuer, and as often as reasonably requested and to make extracts from and copies of such financial records and (ii) permit any persons designated by any Holder upon reasonable prior notice to the Issuer to discuss the affairs, finances and condition of the Issuer or any of the Subsidiaries with the officers thereof and independent accountants therefor (so long as the Issuer has the opportunity to participate in any such discussions with such accountants), in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract.

Section 5.08 Use of Proceeds. Use the proceeds of the Notes issued on the Closing Date in the manner contemplated by Section 3.12.

Section 5.09 Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents) as are necessary or advisable, or that the Collateral Agent may reasonably request (including, without limitation, those required by applicable law), to cause the Pledge Agreement to be and remain effective to create in favor of the Collateral Agent a legal, valid and enforceable security interest in the Pledged Collateral, all at the expense of the Issuer; and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Pledge Agreement. The Collateral Agent shall not be responsible for and makes no representation as to the existence, genuineness, value or protection of any Pledged Collateral, for the legality, effectiveness or sufficiency of the Pledge Agreement, the Subsidiary Guarantee or any other security document, or for the creation, perfection, priority, sufficiency or protection of any liens securing the Notes.

For the avoidance of doubt, nothing herein shall require the Collateral Agent to file financing statements or continuation statements, or be responsible for maintaining the security interests purported to be created as described herein (except for the safe custody of any collateral in its possession and the accounting for moneys actually received by it hereunder or under any other Note Document) and such responsibility shall be solely that of the Issuer.

ARTICLE VI

Negative Covenants

The Issuer covenants and agrees with each Holder that, until the Termination Date, unless the Required Holders shall otherwise consent in writing, the Issuer will not, and will not permit any of the Subsidiaries to:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) (i) Indebtedness of the Issuer, AP Gaming, Inc. and the Subsidiary Guarantor existing on the Closing Date (provided, that any such Indebtedness that is (x) not intercompany Indebtedness and (y) in excess of $1,000,000 shall be set forth on Schedule 6.01(a) of the Existing Note Purchase Agreement) and any Permitted Refinancing Indebtedness incurred by the Issuer, AP Gaming, Inc. or the Subsidiary Guarantor to Refinance such Indebtedness, and (ii) Indebtedness of Opco and Opco Subsidiaries existing on the Closing Date (provided, that any such Indebtedness that is (x) not intercompany Indebtedness and (y) in excess of $2,400,000 shall be set forth on Schedule 6.01(b) of the Existing Note Purchase Agreement) and any Permitted Refinancing Indebtedness incurred by Opco or any Opco Subsidiary to Refinance such Indebtedness (other than intercompany Indebtedness Refinanced with Indebtedness owed to a person not affiliated with Opco or any Opco Subsidiary), provided that Indebtedness incurred under the Existing Credit Agreement, the Term Loan Incremental Assumption Agreement and the Revolving Facility Incremental Assumption Agreement shall not be included in this Section 6.01(a);

(b) (i) Indebtedness of Opco or any Opco Subsidiary, including Indebtedness incurred by Opco or any Opco Subsidiary under the Existing Credit Agreement (including pursuant to Section 2.21 of the Existing Credit Agreement) and under the other Opco Loan Documents, the Term Loan Incremental Assumption Agreement and the Revolving Facility

Incremental Assumption Agreement, in an aggregate principal amount outstanding at the time of incurrence not to exceed $560,000,000 and any Permitted Refinancing Indebtedness incurred by Opco or any Opco Subsidiary to Refinance such Indebtedness and (ii) Indebtedness represented by the Notes (including any PIK Notes and PIK Interest) and the Subsidiary Guarantee and Indebtedness created under the other Note Documents and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(c) Indebtedness of the Issuer or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Issuer or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business or consistent with past practice or industry practices;

(e) Indebtedness of the Issuer to any Subsidiary and of any Subsidiary to the Issuer or any other Subsidiary; provided, that Indebtedness owed by any Obligor to any Subsidiary that is not an Obligor shall be subordinated to the Obligations on subordination terms consistent with the terms set forth on Exhibit C of the Existing Note Purchase Agreement or on terms otherwise reasonably satisfactory to the (i) the Purchaser, if the Purchaser is a Holder at such time or (ii) the Required Holders, if the Purchaser is not a Holder at such time;

(f) Indebtedness of Opco or any Opco Subsidary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case incurred the ordinary course of business;

(h) (i) Indebtedness of a Subsidiary acquired by Opco or any Opco Subsidiary after the Closing Date or a person merged or consolidated with Opco or any Opco Subsidiary after the Closing Date and Indebtedness otherwise incurred or assumed by Opco or any Opco Subsidiary in connection with the acquisition of assets or Equity Interests, where such acquisition, merger or consolidation is not prohibited by this Agreement (including a Permitted Business Acquisition); provided, that, (x) (I) the Net First Lien Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger or consolidation, the incurrence of such Indebtedness and the use of proceeds thereof, and any related transactions is no greater than the Net First Lien Leverage Ratio in effect immediately prior thereto, and (II) the Total Net Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger or consolidation, the incurrence of such Indebtedness by Opco or any Opco Subsidiary and the use of proceeds thereof (but without netting any of the net cash proceeds of such Indebtedness incurred on such date against the applicable amount of Consolidated Debt for purposes of such calculation), and any related transactions is not greater than 5.50 to 1.00 or (y) the Total Net Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger or consolidation, the incurrence of such Indebtedness by Opco or any Opco Subsidiary and the use of proceeds thereof and any related transactions is no greater than the Total Net Leverage Ratio in effect immediately prior thereto and (ii) any Permitted Refinancing Indebtedness incurred by Opco or any Opco Subsidiary to Refinance any such Indebtedness;

(i) (x) Capitalized Lease Obligations, mortgage financings and other Indebtedness incurred by Opco or any Opco Subsidiary prior to or within 270 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interest of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, in an aggregate principal amount that immediately after giving effect to the incurrence thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(i)(x), would not exceed (A) the greater of $36,000,000 and 5.10% of the Consolidated Total Assets as at the end of the then most recently ended Test Period plus (B) any additional amounts, so long as immediately after giving effect to the incurrence of such additional amounts under this clause (B) and the use of proceeds thereof, the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 5.50 to 1.00, and (y) any Permitted Refinancing Indebtedness incurred by Opco or any Opco Subsidiary in respect thereof;

(j) Capitalized Lease Obligations incurred by Opco or any Opco Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03 and any Permitted Refinancing Indebtedness incurred by Opco or any Opco Subsidiary in respect thereof;

(k) other Indebtedness of Opco or any Opco Subsidiary, in an aggregate principal amount that, immediately after giving effect to the incurrence thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(k), would not exceed the greater of $36,000,000 and 5.10% of the Consolidated Total Assets as at the end of the then most recently ended Test Period, and any Permitted Refinancing Indebtedness in respect thereof;

(l) [Reserved];

(m) Guarantees by the Subsidiary Guarantor, Opco or any Opco Subsidiary of any Indebtedness of Opco or any Opco Subsidiary permitted to be incurred under this Agreement;

(n) Indebtedness arising from agreements of the Issuer or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the 2015 Transactions, the 2013 Transactions, any Permitted Business Acquisition, other Investments or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(o) Indebtedness of Opco or any Opco Subsidiary in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business or consistent with past practice or industry practices;

(p) other Indebtedness or Disqualified Stock of the Issuer or any Subsidiaries in an aggregate outstanding principal amount or liquidation preference not greater than 100.0% of the net cash proceeds received by the Issuer from (x) the issuance or sale of its Qualified Equity Interests after the date hereof or (y) a contribution after the date hereof to its common equity with the net cash proceeds from the issuance and sale by any Parent Entity of its Qualified Equity Interests or a contribution to its common equity (in each case of (x) and (y), other than proceeds from the sale of Equity Interests to, or contributions from, the Issuer or any of its Subsidiaries), to the extent that such net cash proceeds do not increase the Cumulative Credit and do not constitute Excluded Contributions;

(q) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(r) (i) Indebtedness of Opco or any Opco Subsidiary secured by Liens on the Opco Collateral ranking pari passu with the Liens on the Opco Collateral securing the Term B Loans so long as (x) at the time of incurrence thereof, no Default or Event of Default shall have occurred and be continuing and (y) immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than 4.75 to 1.00; provided that, the net cash proceeds of Indebtedness incurred under this clause (r) at such time shall not be netted against the applicable amount of Consolidated Debt for purposes of such calculation of the Net First Lien Leverage Ratio and (ii) any Permitted Refinancing Indebtedness incurred by Opco or any Opco Subsidiary in respect thereof;

(s) (i) other Indebtedness of Opco or any Opco Subsidiary so long as (x) at the time of incurrence thereof, no Default or Event of Default shall have occurred and be continuing and (y) immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 5.50 to 1.00; provided that, the net cash proceeds of Indebtedness incurred under this clause (s) at such time shall not be netted against the applicable amount of Consolidated Debt for purposes of such calculation of the Total Net Leverage Ratio and (ii) any Permitted Refinancing Indebtedness incurred by Opco or any Opco Subsidiary in respect thereof;

(t) Indebtedness of Opco or the Opco Subsidiaries in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(t), would not exceed the greater of $36,000,000 and 5.10% of the Consolidated Total Assets as at the end of the then most recently ended Test Period, and any Permitted Refinancing Indebtedness incurred by Opco or any Opco Subsidiary in respect thereof;

(u) Indebtedness incurred in the ordinary course of business in respect of obligations of the Issuer or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements.

(v) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Issuer (or, to the extent such work is done for the Issuer or its Subsidiaries, any direct or indirect parent thereof) or any Subsidiary incurred in the ordinary course of business;

(w) Indebtedness incurred by Opco or any Opco Subsidiary in connection with Permitted Receivables Financings;

(x) obligations in respect of Cash Management Agreements;

(y) Refinancing Notes (as such term is defined under the Existing Credit Agreement) of Opco or any Opco Subsidiary and any Permitted Refinancing Indebtedness incurred by Opco or any Opco Subsidiary in respect thereof;

(z) [Reserved];

(aa) Guarantees by Opco or any Opco Subsidiary of Indebtedness under ordinary course customer financing lines or credit;

(bb) Indebtedness incurred by Opco or any Opco Subsidiary on behalf of, or representing Guarantees of Indebtedness of, joint ventures in an aggregate principal amount that, immediately after giving effect to the incurrence thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(bb), would not exceed the greater of $36,000,000 and 5.10% of the Consolidated Total Assets as at the end of the then most recently ended Test Period, and any Permitted Refinancing Indebtedness incurred by Opco or any Opco Subsidiary in respect thereof;

(cc) Indebtedness issued by the Issuer or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Issuer permitted by Section 6.06;

(dd) Indebtedness consisting of obligations of the Issuer or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the 2013 Transactions, 2015 Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder;

(ee) Indebtedness of Opco or any Opco Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not an Opco Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of Opco and the Opco Subsidiaries;

(ff) Indebtedness of Opco or any Opco Subsidiary supported by a letter of credit issued under the Existing Credit Agreement (or any Permitted Refinancing Indebtedness in respect thereof), in a principal amount not in excess of the stated amount of such letter of credit issued under the Existing Credit Agreement (or any Permitted Refinancing Indebtedness in respect thereof); and

(gg) With respect to (i) Issuer, AP Gaming, Inc. or the Subsidiary Guarantor, all premium (if any, including tender premiums) expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (ff) above that are permitted to be incurred by the Issuer, AP Gaming, Inc. or the Subsidiary Guarantor thereunder or refinancings thereof and (ii) Opco or any Opco Subsidiary, all premium (if any, including tender premiums) expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (ff) above that are permitted to be incurred by Opco or any Opco Subsidiary, or refinancings thereof.

For purposes of determining compliance with this Section 6.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness described in Sections 6.01(a) through (gg) but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in Sections 6.01(a) through (gg), the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and will only be required to include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above applicable clauses and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only one of such applicable clauses; provided, that all Indebtedness outstanding on the Closing Date in respect of the Notes shall at all times be deemed to have been incurred pursuant to clause (b)(ii) of this Section 6.01. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

Section 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of the Issuer or any Subsidiary at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of Opco and the Opco Subsidiaries existing on the Closing Date (or created following the Closing Date pursuant to agreements in existence on the Closing Date requiring the creation of such Liens) and, to the extent securing Indebtedness in an aggregate principal amount in excess of $2,400,000, set forth on Schedule 6.02(a) of the Existing Note Purchase Agreement and any modifications, replacements, renewals or extensions thereof; provided, that such Liens pursuant to this Section 6.02(a) shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of Opco or any Opco Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(b) (i) any Lien on any property or asset of Opco or any Opco Subsidiary securing Indebtedness permitted by Section 6.01(b)(i), including any Lien created under the Opco Loan Documents (including Liens created under the Opco Loan Documents securing obligations in respect of Hedging Agreements and Cash Management Agreements) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage (as such term is defined under the Existing Credit Agreement), and (ii) any Lien securing the Notes and the other Obligations;

(c) any Lien on any property or asset of Opco or any Opco Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h);

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Issuer or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Issuer or any Subsidiary;

(g) deposits and other Liens incurred by Opco or any Opco Subsidiary in the ordinary course of business to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof), in each case, incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning restrictions, easements, survey exceptions, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Issuer or any Subsidiary;

(i) Liens on any property or asset of Opco or any Opco Subsidiary securing Indebtedness permitted by Section 6.01(i); provided, that such Liens do not apply to any property or assets of Opco or any Opco Subsidiary other than the property or assets acquired, leased, constructed, replaced, repaired or improved with such Indebtedness (or the Indebtedness Refinanced thereby), and accessions and additions thereto, proceeds and products thereof and customary security deposits; provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates);

(j) Liens on any property or asset of Opco or any Opco Subsidiary arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions and additions thereto or proceeds and products thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l) Liens on any property or asset of Opco or any Opco Subsidiary disclosed by the title insurance policies delivered under the Existing Credit Agreement and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Issuer or any Subsidiary in the ordinary course of business;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Issuer or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer or any Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Issuer or any Subsidiary in the ordinary course of business;

(o) Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes or (iv) of Opco or any Opco Subsidiary in respect of Third Party Funds;

(p) Liens on any property or asset of Opco or any Opco Subsidiary securing obligations in respect of trade-related letters of credit, bankers’ acceptances or similar obligations permitted under Section 6.01(f), (k) or (o) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bankers’ acceptances or similar obligations and the proceeds and products thereof;

(q) leases or subleases, licenses or sublicenses (including with respect to Intellectual Property) granted to others in the ordinary course of business not interfering in any material respect with the business of the Issuer and its Subsidiaries, taken as a whole;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens solely on any cash earnest money deposits made by the Issuer or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t) (i) Liens with respect to property or assets of Opco or any Opco Subsidiary securing obligations of Opco or any Opco Subsidiary permitted under Section 6.01 and (ii) Liens with respect to property or assets of Opco or any Opco Subsidiary securing Indebtedness permitted under Section 6.01(bb);

(u) Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(v) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(w) agreements to subordinate any interest of the Issuer or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Issuer or any of its Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(x) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or other obligations not constituting Indebtedness;

(y) Liens on Equity Interests in joint ventures (i) securing obligations of such joint venture or (ii) pursuant to the relevant joint venture agreement or arrangement;

(z) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(aa) Liens in respect of Permitted Receivables Financings of Opco or any Opco Subsidiary that extend only to the Receivables Assets subject thereto;

(bb) Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(cc) in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(dd) Liens of Opco or any Opco Subsidiary securing Indebtedness or other obligations of Opco or any Opco Subsidiary in favor of Opco or any Opco Subsidiary;

(ee) Liens on not more than $6,000,000 of deposits securing Hedging Agreements entered into for non-speculative purposes;

(ff) Liens on goods or inventory of Opco or any Opco Subsidiary the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of Opco or any Opco Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of Opco or such Opco Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(gg) Liens on Opco Collateral that are junior to the Liens securing the Term B Loans;

(hh) Liens on Opco Collateral that are pari passu with the Liens securing the Term B Loans, so long as immediately after giving effect to the incurrence of the Indebtedness secured by such pari passu Liens and the use of proceeds thereof (but without netting any of the net cash proceeds of such Indebtedness incurred on such date against the applicable amount of Consolidated Debt for purposes of such calculation), the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than 4.75 to 1.00;

(ii) Liens on Opco Collateral that are pari passu with the Liens securing the Term B Loans, so long as such pari passu Liens secure Indebtedness permitted by Section 6.01(b), 6.01(h), 6.01(r) or 6.01(y);

(jj) [Reserved];

(kk) Liens to secure any Indebtedness issued or incurred to Refinance (or successive Indebtedness issued or incurred for subsequent Refinancings) as a whole, or in part, any Indebtedness secured by any Lien permitted by this Section 6.02; provided, however, that (x) other than Liens on the Opco Collateral, such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being Refinanced), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder, (B) unpaid accrued interest and premium (including tender premiums) and (C) an amount necessary to pay any associated underwriting discounts, defeasance costs, fees, commissions and expenses, and (z) on the date of the incurrence of the Indebtedness secured by such Liens, the grantors of any such Liens shall not include the Obligors if the Obligors were not grantors of the Liens securing the Indebtedness being Refinanced or would not have been obligated to grant Liens to secure such Indebtedness, provided further that, where Refinanced Indebtedness was secured by a Lien on property or assets of Opco or any Opco Subsidiary, then any Lien pursuant to this clause (kk) with respect to Indebtedness issued or incurred in connection with the Refinancing thereof may only be on property or assets of Opco or any Opco Subsidiary; and

(ll) other Liens with respect to property or assets of Opco or any Opco Subsidiary securing obligations in an aggregate principal amount that at the time of, and after giving effect to, the incurrence of such Liens, would not exceed the greater of $36,000,000 and 5.10% of the Consolidated Total Assets as at the end of the then most recently ended Test Period.

Notwithstanding the foregoing or anything herein to the contrary, (i) no Liens will be permitted by this Section 6.02 on Pledged Collateral other than Specified Permitted Liens and (ii) with respect to any Lien otherwise permitted on property or assets of Opco or the Opco Subsidiaries pursuant to this Section 6.02, such Liens shall also be permitted on the Equity Interests of Opco to the same extent.

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in Sections 6.02(a) through (ll) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in Sections 6.02(a) through (ll), the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness (or any portion thereof) secured by such Lien in one of the above clauses and such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being incurred or existing pursuant to only one of such clauses. In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

Section 6.03 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter, as part of such transaction, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that a Sale and Lease-Back Transaction shall be permissible under this Section 6.03 (a) with respect to (i) property that is not Pledged Collateral, (ii) property owned by the Issuer, the Subsidiary Guarantor or AP Gaming, Inc. that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 180 days of the acquisition of such property or (iii) property owned by any Subsidiary (other than AP Gaming, Inc. or the Subsidiary Guarantor) regardless of when such property was acquired, and (b) with respect to any other property owned by the Issuer or the Subsidiary Guarantor, (x) if at the time the lease in connection therewith is entered into, no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (y) with respect to any such Sale and Lease-Back Transaction pursuant to this clause (b) with aggregate net cash proceeds in excess of $6,000,000, the Issuer or the Subsidiary Guarantor shall receive at least fair market value (as determined in good faith by the Issuer) or, if not for fair market value, the shortfall is permitted as an Investment under Section 6.04.

Section 6.04 Investments, Loans and Advances. (i) Purchase or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans or advances to or Guarantees of the Indebtedness of any other person (other than loans or advances in respect of (A) intercompany current liabilities incurred in connection with the cash management operations of the Issuer and the Subsidiaries and (B) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-overs or extensions of terms) and made in the ordinary course of business or consistent with industry practices), or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:

(a) (i) the 2013 Transactions, (ii) the 2015 Transactions and (iii) the 2017 Transactions;

(b) (i) Investments by the Issuer or any Subsidiary in the Equity Interests of any Subsidiary; (ii) intercompany loans from the Issuer or any Subsidiary to the Issuer or any Subsidiary; and (iii) Guarantees by the Issuer or any Subsidiary of Indebtedness otherwise permitted hereunder of the Issuer or any Subsidiary; provided that as at any date of determination, the aggregate outstanding amount of Investments (valued at the time of the making thereof and without giving effect to any write downs or write offs thereof) made after the Closing Date in Subsidiaries that are not Wholly Owned Subsidiaries shall not exceed the sum of (X) the greater of (1) $36,000,000 and (2) 5.10% of the Consolidated Total Assets as at the end of the then most recently ended Test Period plus (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Issuer or any Subsidiary of non-cash consideration for the Disposition of assets permitted under Section 6.05;

(e) loans and advances to officers, directors, employees or consultants of the Issuer or any Subsidiary (i) in the ordinary course of business not to exceed the greater of $6,000,000 and 1.50% of the Consolidated Total Assets as at the end of the then most recently ended Test Period in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of the Issuer or any Parent Entity solely to the extent that the amount of such loans and advances shall be used to purchase common Equity Interests of the Issuer or contributed to the Issuer in cash as common equity;

(f) Investments of Opco or any Opco Subsidiary consisting of (i) accounts receivable, security deposits and prepayments arising, trade credit granted and Customer Development Agreements (and Customer Notes issued thereunder) (x) entered into in the ordinary course of business or (y) limited to an amount not to exceed $6,000,000 outstanding at any one time and (ii) any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Hedging Agreements entered into for non-speculative purposes;

(h) Investments existing on, or contractually committed as of, the Closing Date consisting of intercompany loans or as set forth on Schedule 6.04 of the Existing Note Purchase Agreement and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date);

(i) Investments resulting from pledges and deposits under Sections 6.02(f), (g), (o), (r), (s), (ee) and (ll);

(j) other Investments by the Issuer or any Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the sum of (X) the greater of $36,000,000 and 5.10% of the Consolidated Total Assets as at the end of the then most recently ended Test Period, plus (Y) so long as no Event of Default shall have occurred and be continuing, any portion of the Cumulative Credit on the date of such election that the Issuer elects to apply to this Section 6.04(j)(Y) in a written certificate of a Responsible Officer thereof which certificate shall be available pursuant to Section 9.21 and shall set forth calculations in reasonable detail of the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied, and plus (Z) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment pursuant to clause (X); provided, that if any Investment pursuant to this Section 6.04(j) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Issuer, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the proviso thereto in the case of any Subsidiary that is not a Wholly Owned Subsidiary) and not in reliance on this Section 6.04(j);

(k) Investments constituting Permitted Business Acquisitions;

(l) intercompany loans between Opco or any Opco Subsidiaries and Guarantees by Opco or any Opco Subsidiary that are permitted by Section 6.01(m);

(m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Issuer or a Subsidiary as a result of a foreclosure by the Issuer or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n) Investments of a Subsidiary acquired after the Closing Date or of a person merged into the Issuer or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger or consolidation is permitted under this Section 6.04, (ii) in the case of any acquisition, merger or consolidation, in accordance with Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(o) acquisitions by the Issuer of obligations of one or more officers or other employees of any Parent Entity, the Issuer or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of the Issuer or any Parent Entity, so long as no cash is actually advanced by the Issuer or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(p) Guarantees by Opco or any Opco Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by Opco or any Opco Subsidiary in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made with Equity Interests of the Issuer or any Parent Entity; provided, that the issuance of such Equity Interests are not included in any determination of the Cumulative Credit;

(r) [Reserved];

(s) Investments consisting of Restricted Payments permitted under Section 6.06;

(t) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(u) [Reserved]

(v) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to this Section 6.04);

(w) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Issuer or such Subsidiary;

(x) Investments by the Issuer and its Subsidiaries, including loans to any direct or indirect parent of the Issuer, if the Issuer or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided, that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate clause of Section 6.06 for all purposes of this Agreement);

(y) Investments by Opco or any Opco Subsidiary consisting of Receivable Assets or arising as a result of Permitted Receivables Financings;

(z) Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing or other arrangements with other persons;

(aa) to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business;

(bb) Investments received substantially contemporaneously in exchange for Equity Interests of the Issuer or any Parent Entity; provided, that the issuance of such Equity Interests are not included in any determination of the Cumulative Credit;

(cc) Guarantees by Opco or any Opco Subsidiary of Indebtedness in respect of ordinary course customer financing lines of credit;

(dd) Investments in joint ventures in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed the sum of (X) the greater of $36,000,000 and 5.10% of the Consolidated Total Assets as at the end of the then most recently ended Test Period plus (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment; provided, that if any Investment pursuant to this clause (dd) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Issuer, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) and not in reliance on this Section 6.04(dd); and

(ee) Investments in Similar Businesses in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed the sum of (X) the greater of $36,000,000 and 6% of the Consolidated Total Assets as at the end of the then most recently ended Test Period plus (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment; provided, that if any Investment pursuant to this clause (ee) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Issuer, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the proviso thereto in the case of any Subsidiary that is not a Wholly Owned Subsidiary) and not in reliance on this Section 6.04(ee).

The amount of Investments that may be made at any time pursuant to Section 6.04(b), 6.04(j) or 6.04(ee) (such Sections, the “Related Sections”) may, at the election of the Issuer, be increased by the amount of Investments that could be made at such time under the other Related Section; provided, that the amount of each such increase in respect of one Related Section shall be treated as having been used under the other Related Section.

The amount of any Investment made other than in the form of cash or cash equivalents shall be the fair market value thereof (as determined by the Issuer in good faith) valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

Section 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all of the assets of any other person or division or line of business of a person, except that this Section 6.05 shall not prohibit:

(a) (i) the purchase and Disposition of inventory, or the sale of receivables pursuant to non-recourse factoring arrangements, or the Disposition of any Customer Notes, in each case in the ordinary course of business by the Issuer or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Issuer or any Subsidiary or, with respect to operating leases, otherwise for fair market value on market terms (as determined in good faith by the Issuer), (iii) the Disposition of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Issuer or any Subsidiary, (iv) assignments by the Issuer and any Subsidiary in connection with insurance arrangements of their rights and remedies under, and with respect to, the 2013 Purchase Agreement or the 2015 Acquisition Agreement in respect of any breach by any Seller of its representations and warranties set forth therein or (v) the Disposition of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger or consolidation of any Subsidiary (other than the Subsidiary Guarantor) with or into the Issuer in a transaction in which the Issuer is the survivor, (ii) the merger or consolidation of any Subsidiary (other than the Subsidiary Guarantor) with or into any other Subsidiary, (iii) the liquidation or dissolution or change in form of entity of any Subsidiary (other than the Subsidiary Guarantor) if the Issuer determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Issuer and is not materially disadvantageous to the Holders or (iv) any Subsidiary (other than the Subsidiary Guarantor) may merge or consolidate with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary (unless otherwise permitted by Section 6.04);

(c) Dispositions to the Issuer or a Subsidiary (upon voluntary liquidation or otherwise), provided that any Disposition to a Subsidiary that is not a Wholly Owned Subsidiary in reliance on this clause (c) shall be made in compliance with Section 6.07;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Permitted Liens, and Restricted Payments permitted by Section 6.06;

(f) Dispositions of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g) other Dispositions of assets by Opco or any Opco Subsidiary; provided, that the Net Proceeds (as defined in the Existing Credit Agreement) thereof, if any, are applied in accordance with Section 2.11(b) of the Existing Credit Agreement, to the extent required thereby;

(h) Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation involving the Issuer, the Issuer is the surviving corporation;

(i) leases, licenses or subleases or sublicenses of any real or personal property in the ordinary course of business;

(j) Dispositions of inventory or Dispositions or abandonment of Intellectual Property of the Issuer and its Subsidiaries determined in good faith business judgment of the management of the Issuer to be no longer useful or necessary in the operation of the business of the Issuer or any of the Subsidiaries;

(k) acquisitions and purchases made with the proceeds of any Asset Sale;

(l) the purchase and Disposition (including by capital contribution) of Receivables Assets including pursuant to Permitted Receivables Financings; and

(m) any exchange of assets for services and/or other assets of comparable or greater value; provided, that (i) at least 90% of the consideration received by the transferor consists of assets that will be used in a business or business activity permitted hereunder and (ii) in the event of a swap with a fair market value (as determined in good faith by the Issuer) in excess of $6,000,000, a Responsible Officer of the Issuer shall have certified such fair market value; provided, further, that (A) the aggregate gross consideration (including exchange assets, other non-cash consideration and cash proceeds) of any or all assets exchanged in reliance upon this clause (m) shall not exceed, in any fiscal year of the Issuer, the greater of $24,000,000 and 3.6% of the Consolidated Total Assets as at the end of the then most recently ended Test Period, (B) no Default or Event of Default exists or would result therefrom and (C) the Net Proceeds (as defined in the Existing Credit Agreement), if any, thereof are applied in accordance with Section 2.11(b) of the Existing Credit Agreement to the extent required thereby.

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) no Disposition of assets under Section 6.05(d) (to the extent required under Section 6.03(b)) or Section 6.05(g) shall be permitted unless such Disposition is for fair market value (as determined in good faith by the Issuer), or if not for fair market value, the shortfall is permitted as an Investment under Section 6.04, (ii) no Disposition of assets under Section 6.05(g) or Section 6.05(d) (to the extent permitted pursuant to Section 6.03(b)) shall be permitted unless such Disposition (except to Wholly Owned Subsidiaries) is for at least 75% cash consideration; provided, that the provisions of this clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a fair market value (as determined in good faith by the Issuer) of less than $6,000,000; provided, further, that for purposes of this clause (ii), each of the following shall be deemed to be cash: (a) the amount of any liabilities (as shown on the Issuer’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by the Issuer or such Subsidiary from the transferee that are converted by the Issuer or such Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash received) and (c) any Designated Non-Cash Consideration received by the Issuer or any of its Subsidiaries in such Disposition having an aggregate fair market value (as determined in good faith by the Issuer), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $36,000,000 and 5.10% of Consolidated Total Assets as

at the end of the Test Period ended immediately prior to the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (iii) no Pledged Collateral may be Disposed of under this Section 6.05.

Section 6.06 Dividends and Distributions. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or otherwise acquire) any of the Issuer’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares) (all of the foregoing, “Restricted Payments”); provided, however, that:

(a) Restricted Payments may be made to the Issuer or any Wholly Owned Subsidiary of the Issuer (or, in the case of non-Wholly Owned Subsidiaries, to the Issuer or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Issuer or such Subsidiary) based on their relative ownership interests);

(b) Restricted Payments may be made in respect of (i) overhead, legal, accounting and other professional fees and expenses of any Parent Entity, (ii) fees and expenses related to any public offering or private placement of Equity Interests or debt securities of any Parent Entity whether or not consummated, (iii) franchise and similar taxes and other fees and expenses in connection with the maintenance of its (and any Parent Entity’s) existence and its (or any Parent Entity’s indirect) ownership of the Issuer, (iv) payments permitted by Section 6.07(b) (other than Section 6.07(b)(vii)), (v) in respect of any taxable period for which the Issuer and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar tax group for U.S. federal and/or applicable state, local or foreign tax purposes of which a direct or indirect parent of the Issuer is the common parent, or for which the Issuer is a disregarded entity for U.S. federal income tax purposes that is wholly owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state or local income tax purposes, distributions to any direct or indirect parent of the Issuer in an amount not to exceed the amount of any U.S. federal, state, local or foreign taxes that the Issuer and/or its Subsidiaries, as applicable, would have paid for such taxable period had the Issuer and/or its Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group, and (vi) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of any Parent Entity, in each case in order to permit any Parent Entity to make such payments; provided, that in the case of sub-clauses (i) and (iii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such sub-clauses (i) and (iii) that are allocable to the Issuer and its Subsidiaries (which shall be 100% at any time that, as the case may be, any Parent Entity owns directly or indirectly no material assets other than Equity Interests in the Issuer and any Parent Entity and assets incidental to such equity ownership);

(c) Restricted Payments may be made to or by the Issuer or any Subsidiary, the proceeds of which are used to purchase or redeem the Equity Interests of the Issuer or any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of any Parent Entity, the Issuer or any of the Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this clause (c) shall not exceed in any fiscal year $5,000,000 (which shall increase to $10,000,000 subsequent to a Qualified IPO) (plus (x) the amount of net proceeds received by or contributed to the Issuer that were (x) received by the Issuer or any Parent Entity during such calendar year from sales of Equity Interests of the Issuer or any Parent Entity to directors, consultants, officers or employees of any Parent Entity, the Issuer or any Subsidiary in connection with permitted employee compensation and incentive arrangements; provided, that such proceeds are not included in any determination of the Cumulative Credit, (y) the amount of net proceeds of any key-man life insurance policies received during such calendar year, and (z) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of any Parent Entity, the Issuer or the Subsidiaries in connection with the 2013 Transactions and/or the 2015 Transactions that are foregone in return for the receipt of Equity Interests), which, if not used in any year, may be carried forward to any subsequent calendar year; and provided, further, that cancellation of Indebtedness owing to the Issuer or any Subsidiary from members of management of any Parent Entity, the Issuer or its Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(d) any person may make non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e) Restricted Payments may be made by the Issuer or any Subsidiary in an aggregate amount equal to a portion of the Cumulative Credit on the date of such election that the Issuer elects to apply to this Section 6.06(e), which such election shall (unless such Restricted Payment is made in reliance on clause (a) of the definition of Cumulative Credit in the Existing Credit Agreement) be set forth in a written certificate of a Responsible Officer thereof, which certificate shall be available pursuant to Section 9.21 and shall set forth calculations in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that no Event of Default shall have occurred and be continuing or would result therefrom and, immediately after giving effect thereto, the Net First Lien Leverage Ratio on a Pro Forma Basis shall not be greater than 4.75 to 1.00;

(f) Restricted Payments in connection with the consummation of the Transactions and the 2015 Transactions, as set forth in Schedule 6.06(f) of the Existing Note Purchase Agreement;

(g) Restricted Payments may be made to pay, or to allow any Parent Entity to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(h) after a Qualified IPO, Restricted Payments may be made to pay, or to allow any Parent Entity to pay, dividends and make distributions to, or repurchase or redeem shares from, its equity holders in an amount equal to 7.2% per annum of the net proceeds received by the Issuer from any public offering of Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(i) Restricted Payments may be made to finance any Investment that if made by the Issuer or any Subsidiary directly would be permitted to be made pursuant to Section 6.04; provided, that (A) such Restricted Payments shall be made substantially concurrently with the closing of such Investment and (B) immediately following the closing thereof, (1) all property acquired (whether assets or Equity Interests) shall be contributed to the Issuer or a Subsidiary or (2) the person formed or acquired shall be merged, consolidated or amalgamated (to the extent permitted in Section 6.05) into the Issuer or a Subsidiary in order to consummate such Permitted Business Acquisition or Investment;

(j) other Restricted Payments, when taken together with any payments or distributions made pursuant to Section 6.09(b)(i)(F), may be made in an aggregate amount not to exceed $36,000,000;

(k) [Reserved]; or

(l) Restricted Payments made with Excluded Contributions.

Notwithstanding anything to the contrary contained in this Section 6.06,

(i) the Issuer will not, and will not permit any of its Subsidiaries to, make any Restricted Payment to Apollo Global Management, LLC, the Fund or any Fund Affiliate, other than the following:

(A) dividends or other distributions on Equity Interests payable solely by the issuance of additional Equity Interests other than Disqualified Stock;

(B) those made pursuant to Section 6.06(b), but with respect to Section 6.06(b)(iv), only those made pursuant to subclauses (iv), (vi), (ix), (xiv) and (xvii) of Section 6.07(b); and

(C) those made pursuant to Sections 6.06(c), (g) or (i); and

(ii) any Restricted Payment comprising Net Distribution Proceeds shall be applied in accordance with Section 2.07 hereof.

Section 6.07 Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than the Issuer and the Subsidiaries or any person that becomes a Subsidiary as a result of such transaction) in a transaction (or series of related transactions) involving aggregate consideration in excess of $3,600,000, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms that are substantially no less favorable to the Issuer or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, as determined by the Board of Directors of the Issuer or such Subsidiary in good faith.

(b) The foregoing clause (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the board of directors of the Issuer,

(ii) loans or advances to employees or consultants of any Parent Entity, the Issuer or any of the Subsidiaries in accordance with Section 6.04(e),

(iii) transactions among the Issuer or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which the Issuer or a Subsidiary is the surviving entity),

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of any Parent Entity, the Issuer and the Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the Issuer and its Subsidiaries (which shall be 100% for so long as such Parent Entity, as the case may be, owns no assets other than the Equity Interests in the Issuer or any Parent Entity and assets incidental to the ownership of the Issuer and its Subsidiaries)),

(v) subject to the limitations set forth in Section 6.07(b)(xiv), if applicable, the 2013 Transactions and any transactions pursuant to the 2013 Transaction Documents, the 2015 Transactions and any transactions pursuant to the 2015 Transaction Documents, the 2017 Transactions and any transactions pursuant to the 2017 Transaction Documents, and any permitted transactions, agreements and arrangements in existence on the Closing Date and, to the extent involving aggregate consideration in excess of $2,400,000, set forth on Schedule 6.07 of the Existing Note Purchase Agreement or any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not adverse to the Holders when taken as a whole in any material respect (as determined by the Issuer in good faith),

(vi) (A) any employment agreements entered into by the Issuer or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii) Restricted Payments permitted under Section 6.06, including payments to any Parent Entity, and Investments permitted under Section 6.04,

(viii) any purchase by any Parent Entity of the Equity Interests of the Issuer,

(ix) payments by the Issuer or any of the Subsidiaries to the Fund or any Fund Affiliate made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Issuer, or a majority of the Disinterested Directors of the Issuer, in good faith,

(x) transactions for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business,

(xi) any transaction in respect of which the Issuer obtains a letter addressed to the Board of Directors of the Issuer from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the Issuer qualified to render such letter, which letter states that (i) such transaction is on terms that are no less favorable to the Issuer or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to the Issuer or such Subsidiary, as applicable, from a financial point of view,

(xii) subject to subclause (xiv) below, if applicable, the payment of all fees, expenses, bonuses and awards related to the 2013 Transactions, the 2015 Transactions or the 2017 Transactions, including fees to the Fund or any Fund Affiliate,

(xiii) transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business,

(xiv) any agreement to pay, and the payment of, monitoring, consulting, management, transaction, advisory or similar fees payable to the Fund or any Fund Affiliate (A) in an aggregate amount in any fiscal year not to exceed the sum of (1) the greater of $1,200,000 and 3.6% of EBITDA for such fiscal year, plus reasonable out of pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods; plus (2) any deferred fees (to the extent such fees were within such amount in clause (A)(1) above originally), plus (B) 1.2% of the value of transactions with respect to which the Fund or any Fund Affiliate provides any transaction, advisory or other services, plus (C) a transaction fee of not more than $2,500,000 to be paid to the Fund or a Fund Affiliate in connection with the 2013 Transactions, plus (D) so long as no Event of Default has occurred and is continuing, in the event of a Qualified IPO, the present value of all future amounts payable pursuant to any agreement referred to in clause (A)(1)

above in connection with the termination of such agreement with the Fund and its Fund Affiliates; provided, that if any such payment pursuant to clause (D) is not permitted to be paid as a result of an Event of Default, such payment shall accrue and may be payable when no Events of Default are continuing to the extent that no further Event of Default would result therefrom,

(xv) the issuance, sale or transfer of Equity Interests of the Issuer, including in connection with capital contributions by any Parent Entity to the Issuer,

(xvi) the issuance of Equity Interests to the management of any Parent Entity, the Issuer or any Subsidiary in connection with the 2013 Transactions or the 2015 Transactions,

(xvii) payments by any Parent Entity, the Issuer and the Subsidiaries pursuant to a tax sharing agreement or arrangement (whether written or as a matter of practice) that complies with clause (v) of Section 6.06(b),

(xviii) transactions pursuant to any Permitted Receivables Financing,

(xix) payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the Disinterested Directors of the Issuer in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement,

(xx) transactions with customers, clients or suppliers, purchasers or sellers of goods or services, in each case in the ordinary course of business or otherwise in compliance with the terms of this Agreement that are fair to the Issuer or the Subsidiaries,

(xxi) transactions between the Issuer or any of the Subsidiaries and any person, a director of which is also a director of the Issuer or any direct or indirect parent company of the Issuer; provided, however, that (A) such director abstains from voting as a director of the Issuer or such direct or indirect parent company, as the case may be, on any matter involving such other person and (B) such person is not an Affiliate of the Issuer for any reason other than such director’s acting in such capacity,

(xxii) transactions permitted by, and complying with, the provisions of Section 6.05,

(xxiii) intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Issuer) for the purpose of improving the consolidated tax efficiency of the Issuer and the Subsidiaries and not for the purpose of circumventing any covenant set forth herein, and

(xxiv) Investments by the Fund or a Fund Affiliate in securities of the Issuer or any of the Subsidiaries so long as (A) the Investment is being offered generally to other investors on the same or more favorable terms and (B) the Investment constitutes less than 6.0% of the outstanding issue amount of such class of securities.

Notwithstanding the foregoing, any portfolio company that is an Affiliate of the Fund or a Fund Affiliate shall not be considered an Affiliate of the Issuer or its Subsidiaries with respect to any transaction, so long as such transaction is in the ordinary course of business.

Section 6.08 Business of the Issuer and the Subsidiaries.

Notwithstanding any other provisions hereof, engage at any time to any material respect in any business or business activity substantially different from any business or business activity conducted by any of them on the Closing Date or any Similar Business, and in the case of a Special Purpose Receivables Subsidiary, Permitted Receivables Financings.

Section 6.09 Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. (a) Amend or modify in any manner materially adverse to the Holders when taken as a whole (as determined in good faith by the Issuer), or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Holders when taken as a whole (as determined in good faith by the Issuer)), the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Issuer or the Subsidiary Guarantor.

(b) (i) Make, directly or indirectly, any payment, prepayment or other distribution (whether in cash, securities or other property) of, or in respect of, principal of or interest on any Indebtedness that is subordinated in right of payment to the Notes (“Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing, subject to Section 2.07, except for:

(A) Refinancings with any Indebtedness permitted to be incurred under Section 6.01;

(B) payments of regularly-scheduled interest and fees due thereunder, other non-principal mandatory payments thereunder; any mandatory prepayments of principal, interest and fees thereunder; scheduled payments thereon necessary to avoid the Junior Financing from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code; and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing (or, in the case of any Junior Financing, within one year thereof);

(C) payments, prepayments or distributions in respect of all or any portion of the Junior Financing with the proceeds received by the Issuer or contributed to the Issuer by any Parent Entity from the issuance, sale or exchange by the Issuer or any Parent Entity of Equity Interests that are not Disqualified Stock made within eighteen months prior thereto; provided, that such proceeds are not included in any determination of the Cumulative Credit;

(D) the conversion of any Junior Financing to Equity Interests of the Issuer or any Parent Entity; and

(E) so long as (1) no Event of Default has occurred and is continuing or would result therefrom and (2) after giving effect to such payments, prepayments or distributions, the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than 4.75 to 1.00, payments, prepayments or distributions by Opco or any Opco Subsidiary in respect of Junior Financings prior to any scheduled maturity made in an aggregate amount not to exceed a portion of the Cumulative Credit on the date of such election that the Issuer elects to apply to this Section 6.09(b)(i)(E) in a written certificate of a Responsible Officer thereof, which certificate shall be available pursuant to Section 9.21 and shall set forth calculations in reasonable detail of the amount of the Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied;

(F) (x) other payments, prepayments or distributions in respect of Junior Financing that are made at a price less than par, when taken together with any payments, prepayments or distributions made pursuant to Section 6.06(j), in an aggregate amount not to exceed $36,000,000; or

(ii) Amend or modify, or permit the amendment or modification of, any provision of any Junior Financing that constitutes Material Indebtedness, or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not individually or in the aggregate materially adverse to Holders (as determined in good faith by the Issuer) and that do not individually or in the aggregate affect the subordination or payment provisions thereof (if any) in a manner adverse to the Holders (as determined in good faith by the Issuer) or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness”.

(c) Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts the payment of dividends or distributions or the making of cash advances to the Issuer or any Subsidiary that is a direct or indirect parent of such Subsidiary other than those arising under any Note Document or Opco Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date, any Refinancing Notes or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Issuer);

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(D) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the specific property or assets securing such Indebtedness;

(F) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in the Opco Loan Documents or this Agreement (as determined in good faith by the Issuer);

(G) customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L) customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as the Issuer has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Issuer and its Subsidiaries to meet their ongoing obligations;

(M) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(N) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary of the Issuer that is not the Subsidiary Guarantor;

(O) customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(Q) restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary; or

(R) any encumbrances or restrictions of the type referred to in Section 6.09(c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (A) through (Q) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend, other payment and Lien restrictions than those contained in the dividend, other payment or Lien restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.

ARTICLE VII

Events of Default

Section 7.01 Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by the Issuer or the Subsidiary Guarantor herein or in any other Note Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made; provided, that the failure of any representation or warranty made or deemed made by any Obligor (other than the representations and warranties referred to in clause (e) of Section 4.01) to be true and correct in any material respect on the Closing Date will not constitute an Event of Default hereunder;

(b) default shall be made in the payment of any principal or premium, if any, of any Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for redemption thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any cash interest, if any, on any Note, when and to the extent as the same shall become due and payable hereunder, whether at the due date thereof or at a date fixed for redemption thereof or by acceleration thereof or otherwise, and such default shall continue unremedied for a period of 15 Business Days;

(d) [Reserved];

(e) default shall be made in the due observance or performance by the Issuer or any Subsidiary of any obligation, covenant, condition or agreement contained in any Note Document (other than those specified in clauses (b) and (c) above) and such default shall continue unremedied for a period of 45 days after notice thereof from the Holders to the Issuer;

(f) (i) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; or (ii) the Issuer or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided, that this clause (f) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Issuer or any of the Material Subsidiaries, or of a substantial part of the property or assets of the Issuer or any Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or any of the Material Subsidiaries or for a substantial part of the property or assets of the Issuer or any of the Material Subsidiaries or (iii) the winding-up or liquidation of the Issuer or any Material Subsidiary (except in a transaction permitted hereunder); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Issuer or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or any of the Material Subsidiaries or for a substantial part of the property or assets of the Issuer or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by the Issuer or any Material Subsidiary to pay one or more final judgments aggregating in excess of $18,000,000 (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Issuer or any Material Subsidiary to enforce any such judgment;

(k) (i) an ERISA Event or ERISA Events shall have occurred, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iii) the Issuer or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, or (iv) the Issuer or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(l) (i) any Note Document shall for any reason be asserted in writing by the Issuer or the Subsidiary Guarantor not to be a legal, valid and binding obligation of any party thereto (other than in accordance with the terms thereof), (ii) any security interest purported to be created by the Pledge Agreement and to extend to assets that constitute a material portion of the Pledged Collateral shall cease to be, or shall be asserted in writing by the Issuer not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the Pledge Agreement and subject to such limitations and restrictions as are set forth herein and therein) in the Pledged Collateral covered thereby (other than in accordance with the terms thereof), except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Pledge Agreement or to file Uniform Commercial Code continuation statements, or (iii) a material portion of the Guarantee by the Subsidiary Guarantor guaranteeing the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Subsidiary Guarantor not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); provided, that no Event of Default shall occur under this Section 7.01(l) if the Obligors take such necessary or advisable steps to replace or perfect such security interest and Lien, such security interest and Lien is replaced and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement;

then, and in every such event (other than an event with respect to the Issuer described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Required Holders may, by notice to the Issuer, declare the Notes then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Notes so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and liabilities of the Issuer accrued hereunder and under any other Note Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Issuer, anything contained herein or in any other Note Document to the contrary notwithstanding and in any event with respect to the Issuer described in clause (h) or (i) above, the principal of the Notes then outstanding, together with accrued interest thereon and any unpaid accrued fees and liabilities of the Issuer accrued hereunder and under any other Note Document, shall automatically become due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Issuer, anything contained herein or in any other Note Document to the contrary notwithstanding.

For purposes of clauses (h) and (i) of this Section 7.01, “Material Subsidiary” shall mean any Subsidiary that would not be an Immaterial Subsidiary under clause (a) of the definition thereof.

Section 7.02 Treatment of Certain Payments. Any amount received by the Collateral Agent from any Obligor (or from proceeds of any Pledged Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Issuer under Section 7.01(h) or (i), in each case that is continuing, shall be applied: (i) first, to the payment of all reasonable and documented costs and expenses and indemnification amounts then due to the Collateral Agent from the Issuer and all fees owed to it in connection with the collection or sale or otherwise in connection with this Agreement or any other Note Document, including all court costs and reasonable and documented fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent under this Agreement or any other Note Document on behalf of any Obligor and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Note Document in its capacity as such, (ii) second, towards payment in full of interest then due from the Issuer hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest then due to such parties, (iii) third, towards payment in full of other Obligations then due from the Issuer hereunder, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties and (iv) last, the balance, if any, after all of the Obligations have been paid in full, to the Issuer or as otherwise required by Requirement of Law.

ARTICLE VIII

The Collateral Agent

Section 8.01 Appointment. (a) Each Holder hereby irrevocably designates and appoints Deutsche Bank Trust Company Americas as the Collateral Agent for such Holder and the other Secured Parties under the Pledge Agreement, and each such Holder irrevocably directs the Collateral Agent, in such capacity, to execute and deliver the Pledge Agreement and the Subsidiary Guarantee and authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Note Documents, including the authority to execute and deliver the Note Documents to which the Collateral Agent is a party and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Note Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Note Document or otherwise exist against the Collateral Agent.

(b) In furtherance of the foregoing, each Holder hereby appoints and authorizes the Collateral Agent to act as the agent of such Holder for purposes of acquiring, holding and enforcing any and all Liens on the Pledged Collateral granted by the Issuer to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Subagents appointed by the Collateral Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Pledged Collateral (or any portion thereof) granted under the Pledge Agreement, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.07) as though the Collateral Agent (and any such Subagents) were an “Agent” under the Note Documents, as if set forth in full herein with respect thereto.

Section 8.02 Delegation of Duties. The Collateral Agent may execute any of its duties under this Agreement and the other Note Documents (including for purposes of holding or enforcing any Lien on the Pledged Collateral (or any portion thereof) by or through agents, employees or attorneys-in-fact. The Collateral Agent shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with due care. The Collateral Agent may also from time to time appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Pledged Collateral; provided, that no such Subagent shall be authorized to take any action with respect to any Pledged Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent. Should any instrument in writing from the Issuer or any other Obligor be required by any Subagent so appointed by the Collateral Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Issuer shall, or shall cause such Obligor to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent or such Subagent. If any Subagent, or successor thereto, shall become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Subagent. The Collateral Agent shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects with due care. For the avoidance of doubt, Sierra Corporate Services, as the initial Subagent in the State of Nevada, shall be deemed to have been selected by the Collateral Agent with due care.

Section 8.03 Exculpatory Provisions. None of the Collateral Agent, or its Affiliates or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Note Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Holders for any recitals, statements, representations or warranties made by any Obligor or any officer thereof contained in this Agreement or any other Note Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Agreement or any other Note Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Note Document or for any failure of any Obligor a party thereto to perform its obligations hereunder or thereunder. The Collateral Agent shall not be under any obligation to any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Note Document, or to inspect the properties, books or records of any Obligor. The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Note Documents. Without limiting the generality of the foregoing, (a) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) the Collateral Agent shall not, except as expressly set forth herein and in the other Note Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Issuer or any of its Affiliates that is communicated to or obtained by the Collateral Agent or any of its Affiliates in any capacity. The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Note Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other applicable Note Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Pledge Agreement, or (v) the value or the sufficiency of any Pledged Collateral. The Collateral Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or under any other Note Document, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it. The Collateral Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of such Collateral Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility). The permissive rights of the Collateral Agent to do things enumerated in this Agreement or any other Note Document shall not be construed as a duty. In the event that the Collateral Agent is required to acquire title to any property for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under the provisions of CERCLA, or otherwise cause the Collateral Agent to incur liability (including environmental liability) under CERCLA or any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, to either resign as Collateral Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver. The Collateral Agent shall not be liable to the Secured Parties or any other person for any environmental actions under any federal, state or local law, rule or regulation by reason of such Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for any part of any Issuer’s property to be possessed, owned, operated or managed by any person (including the Collateral Agent) other than the Issuer prior to the Termination Date, the Required Holders shall direct the Collateral Agent to appoint an appropriately qualified person (excluding the Collateral Agent) who they shall designate to possess, own, operate or manage, as the case may be, such part of the Issuer’s property. In the absence of bad faith on the part of the Collateral Agent, the Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Collateral Agent which conform to the requirements of this Agreement. The Collateral Agent shall not be liable for any error of judgment made in good faith by an officer or officers of the Collateral Agent, unless it shall be conclusively determined by a court of competent jurisdiction that the Collateral Agent was grossly negligent in ascertaining the pertinent facts. The Collateral Agent shall not have any duty or responsibility in respect of (i) any recording, filing, or depositing of this Agreement, any Note Document or any other agreement or instrument, monitoring or filing any financing statement or continuation statement evidencing a security interest, the maintenance of any such recording, filing or depositing or to any re-recording, re-filing or re-depositing of any thereof, or otherwise monitoring the perfection, continuation of perfection or the sufficiency or validity of any security interest in or related to the Pledged Collateral, (ii) the acquisition or maintenance of any insurance or (iii) the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Pledged Collateral.

Section 8.04 Reliance by the Collateral Agent. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (including counsel to the Issuer), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Collateral Agent may deem and treat each Holder specified in the Register with respect to any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Collateral Agent. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Note Document unless it shall first receive such advice or concurrence of the Required Holders (or, if so specified by this Agreement, all or other Holders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Note Documents in accordance with a direction of the Required Holders (or, if so specified by this Agreement, all or other Holders), and such direction and any action taken or failure to act pursuant thereto shall be binding upon all the Holders and all future holders of the Notes. Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement or any Note Document to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction, reasonable satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be fully justified in failing or refusing to take any such action under this Agreement or any Note Document if it shall not have received such written instruction, advice or concurrence of the Required Holders, as it deems appropriate. This provision is intended solely for the benefit of the Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

Section 8.05 Notice of Default. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless a Responsible Officer of the Collateral Agent has received written notice from the Issuer or the Required Holders referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that a Responsible Officer of the Collateral Agent receives such a notice, the Collateral Agent shall give notice thereof to the Issuer and all Holders. The Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Holders (or, if so specified by this Agreement, all or other Holders); provided, that unless and until the Collateral Agent shall have received such directions, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Holders.

Section 8.06 Non-Reliance on the Collateral Agent and Other Holders. Each Holder expressly acknowledges that neither the Collateral Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Collateral Agent hereafter taken, including any review of the affairs of an Obligor or any affiliate of an Obligor, shall be deemed to constitute any representation or warranty by the Collateral Agent to any Holder. Each Holder represents to the Collateral Agent that it has, independently and without reliance upon the Collateral Agent or any other Holder, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, operations, property, financial and other condition and creditworthiness of, the Obligors and their affiliates and made its own decision to purchase its Notes hereunder and enter into this Agreement. Each Holder also represents that it will, independently and without reliance upon the Collateral Agent or any other Holder, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Note Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Obligors and their affiliates.

Section 8.07 Indemnification. The Holders agree to indemnify the Collateral Agent in its capacity as such (to the extent not reimbursed by the Issuer and without limiting the obligation of the Issuer to do so), in the amount of its pro rata share of the aggregate outstanding principal amount of the Notes (determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorney’s fees and expenses) or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Notes) be imposed on, incurred by or asserted against the Collateral Agent in any way, directly or indirectly, relating to or arising out of this Agreement, any of the other Note Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Collateral Agent under or in connection with any of the foregoing; provided, that no Holder shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Collateral Agent’s gross negligence or willful misconduct. The failure of any Holder to reimburse the Collateral Agent promptly upon demand for its ratable share of any amount required to be paid by the Holders to the Collateral Agent as provided herein shall not relieve any other Holder of its obligation hereunder to reimburse the Collateral Agent for its ratable share of such amount, but no Holder shall be responsible for the failure of any other Holder to reimburse the Collateral Agent for such other Holder’s ratable share of such amount. The agreements in this Section shall survive the payment of the Notes and all other amounts payable hereunder and the resignation or removal of the Collateral Agent.

Section 8.08 Collateral Agent in Its Individual Capacity. The Collateral Agent and its affiliates may purchase Notes, make loans to, accept deposits from, and generally engage in any kind of business with any Obligor as though the Collateral Agent were not the Collateral Agent. With respect to Notes owned by it, the Collateral Agent shall have the same rights and powers under this Agreement and the other Note Documents as any Holder and may exercise the same as though it were not the Collateral Agent, and the terms “Holder” and “Holders” shall include the Collateral Agent in its individual capacity.

Section 8.09 Successor Collateral Agent. (a) The Collateral Agent may resign as Collateral Agent upon 10 days’ notice to the Holders and the Issuer. If the Collateral Agent shall resign as Collateral Agent under this Agreement and the other Note Documents, then the Required Holders shall have the right, subject to the reasonable consent of the Issuer (so long as no Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing), to appoint a successor which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States or any other financial institution reasonably acceptable to the Required Holders and the Issuer, whereupon such successor agent shall succeed to the rights, powers and duties of the Collateral Agent, and the term “Collateral Agent” shall mean such successor agent effective upon such appointment and approval, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement or any Holder. If no successor agent has accepted appointment as Collateral Agent by the date that is 10 days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective (except the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed), and the Holders shall assume and perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Required Holders appoint a successor agent as provided for above. After any retiring Collateral Agent’s resignation as Collateral Agent, the provisions of this Section 8.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement and the other Note Documents.

(b) Any corporation into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any corporation succeeding to the business of the Collateral Agent shall be the successor of the Collateral Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

Section 8.10 [Reserved].

Section 8.11 Pledge Agreement and Collateral Agent. The Holders authorize the Collateral Agent to release any Pledged Collateral or the Subsidiary Guarantor in accordance with Section 9.18 or if approved, authorized or ratified in accordance with Section 9.08.

Section 8.12 Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Note Documents to the contrary notwithstanding, the Issuer, the Collateral Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Pledged Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies under the Note Documents may be exercised solely by the Collateral Agent, and (b) in the event of a foreclosure by the Collateral Agent on any of the Pledged Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Holder may be the purchaser or licensor of any or all of such Pledged Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Holder or Holders in its or their respective individual capacities unless the Required Holders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition.

ARTICLE IX

Miscellaneous

Section 9.01 Notices; Communications. (a) All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission, a PDF attachment to an e-mail, electronic submissions or similar writing, but in no event by text message) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof or on Schedule 9.01 of the Existing Note Purchase Agreement (or, in the case of any such Holder who becomes a Holder after the date hereof, in a notice delivered to the Issuer by the transferee Holder forthwith upon such transfer) or by electronic submissions, as provided below, or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Purchaser and the Issuer; provided, that notices, requests or other communications shall be permitted by e-mail or other electronic submissions (but in no event by text message) only in accordance with the provisions of Section 9.01(b). Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, (ii) if given by e-mail or other electronic submissions, as set forth in Section 9.01(b) or (iii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section.

(b) Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including a PDF attachment to an e-mail and Internet or intranet websites) provided, that the foregoing shall not apply to notices sent directly to any party hereto if such party has notified Holders in writing that it has elected not to receive notices by electronic communication (which election may be limited to particular notices).

(c) [Reserved].

(d) [Reserved].

(e) Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Issuer files such documents with the SEC or posts such documents, or provides a link thereto, on the Issuer’s or one of its Subsidiary’s website on the Internet at the website address listed on Schedule 9.01 of the Existing Note Purchase Agreement, or (ii) on which such documents are posted on the Issuer’s behalf on an Internet or intranet website, if any, to which each Holder has access (whether a commercial, third-party website or otherwise).

Section 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Obligors herein, in the other Note Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Note Document shall be considered to have been relied upon by the Holders and shall survive the execution and delivery of the Note Documents, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Section 9.05) shall survive the Termination Date.

Section 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by the Issuer, the Subsidiary Guarantor, the Collateral Agent and the Purchaser. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Issuer, the Subsidiary Guarantor, the Collateral Agent and the Holders (including the Purchaser for so long as it is a Holder) receiving the benefits of this Agreement and, in each case, their respective successors and permitted assigns.

Section 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Issuer may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Holder (and any attempted assignment or transfer by the Issuer without such consent shall be null and void) and (ii) no Holder may assign or otherwise transfer its rights or obligations hereunder except in accordance with Section 2.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby), and, to the extent expressly contemplated hereby, the Related Parties of the Collateral Agent and the Holders, any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Note Documents.

Section 9.05 Expenses; Indemnity. (a) The Issuer agrees to pay (i) all reasonable and documented fees and expenses (including Other Taxes) incurred by the Purchaser or the Collateral Agent in connection with the preparation of this Agreement and the other Note Documents, or by the Collateral Agent in connection with the administration of this Agreement, including, without limitation, the fees and expenses of Sierra Corporate Services, as custodial agent for the State of Nevada, and any amendments, modifications or waivers of the provisions hereof or thereof, including the reasonable fees, charges and disbursements of Jones Day, counsel for the Purchaser, and Seward & Kissel LLP, counsel for the Collateral Agent, and, if applicable, the reasonable fees, charges and disbursements of one local counsel per jurisdiction, and (ii) all expenses (including Other Taxes) incurred by the Collateral Agent or the Purchaser in connection with the enforcement of this Agreement and the other Note Documents and the Notes issued hereunder, including the fees, charges and disbursements of a single counsel for all such persons, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where such person affected by such conflict informs the Issuer of such conflict and thereafter retains its own counsel with consultation with the Issuer in good faith, of another firm of such for such affected person). Counsel for the Holders under this Section 9.05 shall be selected by the Purchaser for so long as it remains a Holder of any Notes and by the Required Holders in the event that Purchaser does not beneficially own any Notes.

(b) The Issuer agrees to indemnify the Purchaser and the Collateral Agent, each of their respective Affiliates, successors and assigns, and each of their respective directors, trustees, officers, employees, agents, trustees and advisors, (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (excluding the allocated costs of in house counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Issuer of such conflict and thereafter retains its own counsel with the Issuer’s prior written consent (not to be unreasonably withheld), of another firm of counsel for such affected Indemnitee)), incurred by or asserted against any Indemnitee directly or indirectly arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Note Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the 2015 Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Notes, (iii) any violation of or liability under Environmental Laws by the Issuer or any Subsidiary, (iv) any actual or alleged presence, Release or threatened Release of or exposure to Hazardous Materials at, under, on, from or to any property owned, leased or operated by the Issuer or any Subsidiary, (v) any inaccuracy in the representations and warranties of the Issuer and the Subsidiary Guarantor contained herein, or (vi) any claim, litigation, investigation or proceeding relating to any of the foregoing (any such claim, litigation, investigation or proceeding, a “Proceeding”), whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Issuer or any of its subsidiaries or Affiliates; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (y) arose from a material breach of such Indemnitee’s or any of its Related Parties’ obligations under any Note Document (as determined by a court of competent jurisdiction in a final, non-appealable judgment). None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to any other person or entity for any special, indirect, consequential or punitive damages. An indemnifying party will not, without the prior written consent of the Indemnitee, settle or compromise or consent to the entry of any judgement with respect to any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not the Indemnitees are actual or potential parties to such Proceeding) unless such settlement, compromise or consent (i) includes an unconditional release of each Indemnitee from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of fault, culpability or a failure to act, by or on behalf of, any Indemnitee. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the termination of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Note Document, or any investigation made by or on behalf of the Collateral Agent or any Holder. All amounts due under this Section 9.05 shall be payable within fifteen (15) days of written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) [Reserved].

(d) To the fullest extent permitted by applicable law, the Issuer shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Note Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Note Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 9.05 shall survive the resignation or removal of the Collateral Agent and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

Section 9.06 [Reserved].

Section 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER NOTE DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08 Waivers; Amendment. (a) No failure or delay of the Collateral Agent or any Holder in exercising any right or power hereunder or under any Note Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent and the Holders hereunder and under the other Note Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Note Document or consent to any departure by the Issuer or any other Obligor therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Issuer or any other Obligor in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Note Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Issuer, the Collateral Agent and the Required Holders and (y) in the case of any other Note Document, pursuant to an agreement or agreements in writing entered into by each Obligor party thereto and the Collateral Agent and consented to by the Required Holders; provided, however, that no such agreement shall, unless consented to by each Holder of an outstanding Note directly affected thereby, do any of the following:

(i) reduce the amount of Notes whose Holders must consent to an amendment,

(ii) reduce the rate of or extend the time for payment of interest on any Note,

(iii) reduce the principal of or change the Maturity Date of any Note,

(iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed in accordance with Article II,

(v) make any Note payable in money other than that stated in such Note,

(vi) expressly subordinate the Notes or the Subsidiary Guarantee to any other Indebtedness of the Issuer or the Subsidiary Guarantor,

(vii) impair the right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes,

(viii) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions, or

(ix) except as expressly permitted by this Note Purchase Agreement and the Subsidiary Guarantee, modify or release the Subsidiary Guarantee of the Subsidiary Guarantor.

In addition, without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release the Pledged Collateral from the Lien of this Note Purchase Agreement and the Pledge Agreement with respect to the Notes.

It shall not be necessary for the consent of the Holders under this Section 9.08(b) to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

Each Holder shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Holder pursuant to this Section 9.08 shall bind any transferee of such Holder.

(c) Without notice to or the consent of any Holder, the Obligors and the Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Note Document) enter into any amendment, modification or waiver of any Note Document, or enter into any new agreement or instrument, (i) to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Pledged Collateral or additional property to become Pledged Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Holder under any Note Document, (ii) to cure any ambiguity, omission, mistake, defect or inconsistency, (iii) to provide for the assumption by a successor Subsidiary Guarantor of the obligations of the Subsidiary Guarantor under this Agreement and its Subsidiary Guarantee, (iv) to release Pledged Collateral or the Subsidiary Guarantor as permitted by this Agreement, (v) to make any change that does not adversely affect the rights of any Holder, (vi) to comply with the Requirement of Law or (vii) to make changes to provide for the issuance of PIK Notes to reflect the increase of PIK Interest which shall have terms substantially identical in all material respects to the Notes on the Closing Date, and which shall be treated, together with any outstanding Notes, as a single issue of securities.

The Collateral Agent may conclusively rely on a certificate of an officer of the Issuer as to whether any amendment, waiver or modification contemplated by this Section 9.08 is permitted.

Section 9.09 [Reserved].

Section 9.10 Entire Agreement. This Agreement and the other Note Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Note Documents. Nothing in this Agreement or in the other Note Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Note Documents.

Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER NOTE DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Note Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Purchaser) shall be as effective as delivery of a manually signed original.

Section 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15 Jurisdiction; Consent to Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Note Documents, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Note Document shall affect any right that the Purchaser or any Holder may otherwise have to bring any action or proceeding relating to this Agreement or any other Note Document against the Issuer or any Subsidiary or its properties in the courts of the State of Nevada.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Note Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement or any other Note Document to serve process in any other manner permitted by law.

Section 9.16 Non-Public Information; Confidentiality. Unless a written notice to the contrary has been delivered by any Holder pursuant to Section 9.17, each such Holder acknowledges and agrees that it may receive material non-public information hereunder concerning the Issuer and its subsidiaries and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirement of Law (including United States federal and state securities laws and regulations). Each of the Holders and the Collateral Agent agrees that it shall maintain in confidence any information relating to any Parent Entity, the Issuer and any Subsidiary furnished to it by or on behalf of any Parent Entity, the Issuer or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Holder or the Collateral Agent without violating this Section 9.16 or (c) was available to such Holder or the Collateral Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to any Parent Entity, the Issuer or any Subsidiary) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know and any numbering, administration or settlement service providers or to any person that approves or administers the Notes on behalf of such Holder (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, or upon the request or demand of, Governmental Authorities regulatory, self-regulatory or supervising authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) to its parent companies or Affiliates (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Note Document in a legal proceeding, (E) to any transferee or prospective transferee (or hedging counterparty or prospective hedging counterparty) of any Notes or of any rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16) and (F) to its legal counsel, independent auditors, professionals and other experts or agents (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16).

Section 9.17 Public Information. The Issuer acknowledges that from time-to-time certain Holders may not wish to receive material non-public information concerning the Issuer and its subsidiaries. The Issuer agrees that following written notice from a Holder to the Issuer that such Holder does not wish to receive material non-public information, the Issuer shall provide to such Holder only information that is either (A) publicly available information or (B) not material (although it may be sensitive and proprietary) with respect to the Issuer or its subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (provided, however, that information provided pursuant to this Section 9.17 shall be treated as set forth in Section 9.16, to the extent such information is otherwise subject to the terms thereof) until such time as such Holder notifies the Issuer in writing that it wishes to receive all information to be provided hereunder, whether or not such information includes material non-public information. Any obligation to deliver information to any Holder pursuant to the terms of any Note Document shall be qualified and so limited by any such notice to the Issuer to not receive material non-public information.

Section 9.18 Release of Liens and Guarantee.

(a) The Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Issuer on any Pledged Collateral shall be automatically released: (i) in full upon the occurrence of the Termination Date as set forth in (and subject to the terms of) Section 9.18(d) below; (ii) if the release of such Lien is approved, authorized or ratified in writing by the Required Holders; (iii) as provided in Section 8.11 (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Obligor upon its reasonable request without further inquiry) and (iv) as required by the Collateral Agent to effect any Disposition of Pledged Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Pledge Agreement. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Issuer in respect of) all interests retained by the Issuer, including the proceeds of any Disposition, all of which shall continue to constitute part of the Pledged Collateral except to the extent otherwise released in accordance with the provisions of the Note Documents.

(b) [Reserved]

(c) The Secured Parties hereby authorize the Collateral Agent to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of the Subsidiary Guarantor or Pledged Collateral pursuant to the foregoing provisions of this Section 9.18, all without the further consent or joinder of any Holder. Upon release pursuant to this Section 9.18, any representation, warranty or covenant contained in any Note Document relating to any such Pledged Collateral or Subsidiary Guarantor shall no longer be deemed to be made. In connection with any release hereunder, the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Issuer and at the Issuer’s expense in connection with the release of any Liens created by any Note Document or of the Subsidiary Guarantor; provided, that the Collateral Agent shall have received a certificate of a Responsible Officer of the Issuer containing such certifications as the Collateral Agent shall reasonably request, including that such release is authorized or permitted by this Agreement or other Note Documents.

(d) Notwithstanding anything to the contrary contained herein or any other Note Document, on the Termination Date, upon request of the Issuer, the Collateral Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Pledged Collateral, and to release all obligations under any Note Document, whether or not on the date of such release there may be any contingent indemnification obligations or expense reimburse claims not then due; provided, that the Collateral Agent shall have received a certificate of a Responsible Officer of the Issuer containing such certifications as the Collateral Agent shall reasonably request, including that such release is authorized or permitted by this Agreement or other Note Documents. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Issuer or the Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Issuer or the Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Issuer agrees to pay all reasonable and documented expenses incurred by the Collateral Agent (and its representatives) in connection with taking such actions to release security interest in all Pledged Collateral and all obligations under the Note Documents as contemplated by this Section 9.18(d).

Section 9.19 [Reserved].

Section 9.20 Compliance with Applicable Anti-Terrorism and Money Laundering Regulations. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), the Collateral Agent and the Purchaser are each required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent or the Purchaser, respectively. Accordingly, each of the parties agree to provide to the Collateral Agent and the Purchaser, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable Collateral Agent or the Purchaser, as applicable, to comply with Applicable Law.

Section 9.21 Availability of Certificates. Any certificate of an officer of the Issuer or a Subsidiary thereof required to be prepared by this Agreement shall upon the request of any Holder be promptly provided or otherwise made available for inspection by such Holder.

Section 9.22 Agency of the Issuer for the Subsidiary Guarantor.

The Subsidiary Guarantor hereby appoints the Issuer as its agent for all purposes relevant to this Agreement and the other Note Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

Section 9.23 [Reserved].

Section 9.24 Application of Gaming Laws.

(a) This Agreement and the other Note Documents are subject to all applicable Gaming Laws. Without limiting the foregoing and notwithstanding anything herein or in any other Note Document to the contrary, the Purchaser, Holders and the Collateral Agent acknowledge that (i) they are subject to the jurisdiction of the Gaming Authorities, in their discretion, for licensing, qualification or findings of suitability or to file or provide other information, and (ii) all rights, remedies and powers in or under this Agreement and the other Note Documents, including with respect to the Pledged Collateral (including pledge and delivery thereof) are, in each case, subject to the jurisdiction of the Gaming Authorities, and may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and only to the extent that required approvals (including prior approvals) are obtained from the relevant Gaming Authorities.

(b) The Purchaser, Holders and the Collateral Agent agree to cooperate with all Gaming Authorities in connection with the provision in a timely manner of such documents or other information as may be requested by such Gaming Authorities relating to the Notes or Note Documents.

(c) The Holders acknowledge and agree that if the Issuer receives a notice from any applicable Gaming Authority that any Holder is a Disqualified Holder (and such Holder is notified by the Issuer in writing of such Disqualification), the Issuer shall, following any available appeal of such determination by such Gaming Authority (unless the rules of the applicable Gaming Authority do not permit such Holder to retain its Notes pending appeal of such determination), have the right to (i) cause such Disqualified Holder to transfer and assign, without recourse, all of its interests, rights and obligations in its Notes or (ii) in the event that (A) the Issuer is unable to assign such Note after using its best efforts to cause such an Transfer and (B) no Default or Event of Default has occurred and is continuing, redeem such Disqualified Holder’s Note without any prepayment premium or penalty. Notice to such Disqualified Holder shall be given ten days prior to the required date of Transfer or redemption, as the case may be, and shall be accompanied by evidence demonstrating that such transfer or redemption is required pursuant to Gaming Laws. If reasonably requested by any Disqualified Holder, the Issuer will use commercially reasonable efforts to cooperate with any such holder that is seeking to appeal such determination and to afford such Holder an opportunity to participate in any proceedings relating thereto. Notwithstanding anything herein to the contrary, any redemption of a Note shall be at a price that, unless otherwise directed by a Gaming Authority, shall be equal to the sum of the accreted amount of such Note and interest to the date on which such Holder became a Disqualified Holder.

(d) If during the existence of an Event of Default hereunder or any of the other Note Documents, it shall become necessary or, in the opinion of the Required Holders, advisable for an agent, supervisor, receiver or other representative of the Holders to become licensed or found qualified under any Gaming Law as a condition to receiving the benefit of any Pledged Collateral encumbered by the Note Documents or to otherwise enforce the rights of the Collateral Agent and the Holders under the Note Documents, the Issuer hereby agrees to consent to the application for such license or qualification and to execute such further documents as may be required in connection with the evidencing of such consent.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

AP GAMING HOLDCO, INC., as the Issuer

By:
Name:
Title:

AP GAMING HOLDINGS, LLC, as the Subsidiary Guarantor

By:
Name:
Title:

[Signature Page to Note Purchase Agreement]

DEUTSCHE BANK AG, LONDON BRANCH as Purchaser

By:
Name:
Title:

By:
Name:
Title:

Notice:

Deutsche Bank AG, London Branch

60 Wall Street

New York, New York 10005

Attn: Alexander Gorokhovskiy

[Signature Page to Note Purchase Agreement]

DEUTSCHE BANK TRUST COMPANYAMERICAS, not in its individual capacity but solely as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Notice:

Deutsche Bank Trust Company Americas

Trust and Agency Services

60 Wall Street, 16th Floor

Mail Stop: NYC60-1630

New York, New York 10005

USA

Attn: Corporates Team, AP Gaming Holdco Inc.

Facsimile: (732) 578-4635

With a copy to:

Deutsche Bank Trust Company Americas

c/o Deutsche Bank National Trust Company

Trust and Agency Services

100 Plaza One – 6th Floor

Mail Stop: JCY03-0699

Jersey City, NJ 07311-3901

USA

Attn: Corporates Team, AP Gaming Holdco Inc.

Facsimile: (732) 578-4635

[Signature Page to Note Purchase Agreement]